EXHIBIT 10.1

EXECUTION VERSION

AMERICAN MIDSTREAM MIDLA FINANCING, LLC, AS ISSUER
AND
AMERICAN MIDSTREAM (MIDLA), LLC, AS SUBSIDIARY GUARANTOR
AND
MID LOUISIANA GAS TRANSMISSION, LLC, AS SUBSIDIARY GUARANTOR
AND
THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME
AND
THE PURCHASERS PARTY TO THIS AGREEMENT
FROM TIME TO TIME
$60,000,000
3.77% SENIOR NOTES DUE JUNE 30, 2031
______________
NOTE PURCHASE AND GUARANTY AGREEMENT
______________
DATED AS OF SEPTEMBER 30, 2016

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Section 20.	Reproduction of Documents	52
Section 21.	Confidential Information	52
Section 22.	Substitution of Purchaser	53
Section 23.	Scope of Liability	54
Section 24.	Miscellaneous	54
Section 24.1	Successors and Assigns	54
Section 24.2	Accounting Terms	55
Section 24.3	Severability	55
Section 24.4	Construction, etc	55
Section 24.5	Counterparts and Delivery	55
Section 24.6	Governing Law	56
Section 24.7	Jurisdiction and Process; Waiver of Jury Trial	56
Section 24.8	USA PATRIOT Act	56
Section 25.	Payments Free of Taxes, etc.	57
Section 25.1	Withholding	57
Section 25.2	Other Taxes	57
Section 25.3	Indemnification	57
Section 25.4	Evidence of Payment	57
Section 25.5	Forms	57
Section 25.6	Refunds	58
Section 25.7	FATCA	58
Section 25.8	Survival	58
Schedule A	Defined Terms	2

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SCHEDULE A    —    Defined Terms
SCHEDULE 1    —    Form of 3.77% Senior Secured Note due June 30, 2031

SCHEDULE 4.3(a)	— Form of Officer’s Certificate

SCHEDULE 4.3(c)	— Form of Solvency Certificate

SCHEDULE 4.4(a)	— Form of Opinion of Special Counsel to the Company Parties

SCHEDULE 4.4(b)	— Form of Opinion of New York Special Counsel to the Company Parties

SCHEDULE 4.4(c)	— Form of Opinion of Regulatory Counsel to the Issuer Parties
SCHEDULE 4.4(d)    —    Form of Opinion of Louisiana Regulatory Counsel to the Issuer Parties
SCHEDULE 4.4(e)    —    Form of Opinion of Louisiana Permitting Counsel to the Issuer Parties
SCHEDULE 4.4(f)    —    Form of Opinion of Louisiana Real Estate Counsel to the Issuer Parties
SCHEDULE 4.4(g)    —    Form of Opinion of Mississippi Real Estate Counsel to the Issuer Parties
SCHEDULE 4.4(h)    —    Form of Opinion of Mississippi Regulatory and Permitting Counsel to the         Issuer Parties
SCHEDULE 4.4(i)    —    Form of Opinion of Special Counsel for the Purchasers
SCHEDULE 4.17    —    Mortgage Filing Offices
SCHEDULE 4.19    —    Permits
SCHEDULE 5.3    —     Disclosure Materials
SCHEDULE 5.6    —     Financial Statements
SCHEDULE 5.16    —    Collateral Filings
SCHEDULE 5.17    —    Existing Debt
SCHEDULE 5.19    —    Regulatory Status
SCHEDULE 5.26    —    Flood Zone Disclosure
SCHEDULE 5.30    —    Affiliate Transactions
SCHEDULE 7.1(d)(i)    —    Form of Construction Report
SCHEDULE 7.1(d)(ii)    —    Form of Quarterly Operating Report
SCHEDULE 7.2    —    Form of Compliance Certificate
SCHEDULE 8.1(a)    —     Amortization Schedule

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SCHEDULE 9.2    —    Insurance Requirements
SCHEDULE 9.5    —    Form of Operating Budget
SCHEDULE 9.10    —    Form of Counterpart Agreement
SCHEDULE 9.13(d)    —    Form of Consent to Collateral Assignment
SCHEDULE 24.5    —    Form of U.S. Tax Compliance Certificate
SCHEDULE B    —    Information Relating to Purchasers
SCHEDULE C    —    Independent Engineer’s Completion Certificate
SCHEDULE D    —    Insurance Consultant’s Completion Certificate
SCHEDULE E    —    Notice of Completion
SCHEDULE F    —    Offtake Agreements
SCHEDULE G    —    ROW Schedule

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3.77% SENIOR SECURED NOTES DUE JUNE 30, 2031

September 30, 2016

TO EACH OF THE PURCHASERS LISTED IN
SCHEDULE B HERETO:
Ladies and Gentlemen:
American Midstream Midla Financing, LLC, a Delaware limited liability company (the “Company”) and American Midstream (Midla), LLC, a Delaware limited liability company (“Midla”), and Mid Louisiana Gas Transmission, LLC, a Delaware limited liability company (“MLGT” and, along with Midla, each a Subsidiary Guarantor, as defined below) (the Company, together with the Subsidiary Guarantors and any other Guarantors hereunder from time to time, the “Issuer Parties”) agree with each of the Purchasers as follows:

Section 1.	AUTHORIZATION OF NOTES.
The Company will authorize the issue and sale of $60,000,000 aggregate principal amount of its 3.77% Senior Secured Notes due June 30, 2031 (as amended, restated or otherwise modified from time to time pursuant to Section 18 and including any such notes issued in substitution therefor pursuant to Section 14, the “Notes”). The Notes shall be substantially in the form set out in Schedule 1. Certain capitalized terms used in this Agreement are defined in Schedule A.
The Subsidiary Guarantors and each other Person that becomes a party hereto as a Guarantor pursuant to a Counterpart Agreement or otherwise guarantees, pursuant to Section 9.10, Section 11 or otherwise, all or any part of the Obligations, has authorized its continuing guaranty of the Notes and the other Obligations as provided under Section 11 hereof.

Section 2.	SALE AND PURCHASE OF NOTES.
Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule B at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 3.	CLOSING.
The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, at 10:00 a.m., New York City time, at a closing (the “Closing”) on September 30, 2016 or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers (the date on which such Closing occurs, the “Closing Date”). The Closing may occur via delivery of electronic copies of the Note Documents and the closing

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deliverables contemplated hereby and thereby. At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the Closing Date and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to the Company’s Construction Account, as specified in the funding instructions delivered pursuant to Section 4.12. If at the Closing the Company fails to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction or such failure by the Company to tender such Notes if such Purchaser has delivered to the Company the purchase price for such Notes. Unless otherwise provided herein, all proceedings to be taken and all documents to be executed and delivered by all parties to this Agreement at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken.

Section 4.	CONDITIONS TO CLOSING.
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
Section 4.1    Representations and Warranties. The representations and warranties of each Company Party in each Note Document shall be true and correct in all material respects (or if qualified by materiality, “Material Adverse Effect” or similar language, in all respects) when made and at the Closing; provided that to the extent such representation and warranties specifically refer to an earlier date, they shall be true and correct in all material respects (or if qualified by materiality, “Material Adverse Effect” or similar language, in all respects) as of such date.
Section 4.2    Performance; No Default. Each Company Party shall have performed and complied with all agreements and conditions contained in the Note Documents required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.15), no Default or Event of Default shall have occurred and be continuing. No Issuer Party shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.
Section 4.3    Compliance Certificates.
(a)    Officer’s Certificate. The Issuer Parties shall have delivered to such Purchaser an Officer’s Certificate, dated the Closing Date, in the form attached as Schedule 4.3(a), which will include a copy of the Funds Flow Memorandum as an attachment.
(b)    Secretary’s Certificate. Each Company Party shall have delivered to such Purchaser a certificate of its respective Secretary, Assistant Secretary or Responsible Officer, dated the Closing Date, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and the other Note Documents to which such Company Party is a party adopted by the appropriate governing entity or body of such Company Party, (ii) each Company Party’s Organizational Documents as then in effect (including recent certificates of status,

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compliance or good standing, as applicable) and (iii) the incumbency and specimen signature of the Persons executing the Note Documents to which such Company Party is a party.
(c)    Solvency Certificate. Company shall have delivered to such Purchaser a solvency certificate, dated the Closing Date, signed by a Responsible Officer of the Company in substantially the form of Schedule 4.3(c).
(d)    Environmental Certificate. The Company shall have delivered to such Purchaser a certificate, dated the Closing Date, signed by a Responsible Officer of the Company, certifying that, as of the Closing Date, (i) the Issuer Parties and the Project are in compliance in all material respects with all Environmental Laws applicable to the Project, (ii) all necessary material Permits then required under Applicable Law to develop or operate the Project, and to decommission or abandon the Legacy System (other than the Permits described on Part B of Schedule 4.19), have been validly issued, duly obtained and are in full force and effect in favor of the Issuer Parties or the Project, as applicable (or in the case of any material Permit issued to a Person other than any Issuer Party or any counterparty to a Project Contract that is an Affiliate of an Issuer Party, such Permit has been validly issued, duly obtained and is in full force and effect, in each case, to the knowledge of the Issuer Parties) and (iii) the Issuer Parties and, to the Issuer Parties’ knowledge, any relevant counterparties holding Permits relevant to the Project, are in material compliance with all such Permits.
Section 4.4    Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the Closing Date (%3) from Holland & Hart LLP, counsel for the Company Parties, substantially in the form set forth in Schedule 4.4(a), (%3) from Mayer Brown LLP, New York counsel for the Company Parties, substantially in the form set forth in Schedule 4.4(b), (c) from Holland & Hart LLP, as federal regulatory counsel for the Issuer Parties, substantially in the form set forth in Schedule 4.4(c), (d) from Kean Miller LLP, Louisiana counsel for the Issuer Parties, substantially in the forms set forth in Schedule 4.4(d), (e) from Copeland, Cook, Taylor & Bush, P.A., Mississippi counsel for the Issuer Parties, substantially in the form set forth in Schedule 4.4(e) and (f) from Latham & Watkins LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(f).
Section 4.5    Purchase Permitted By Applicable Law, Etc. On the Closing Date, such Purchaser’s purchase of Notes shall (%3) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (%3) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (%3) not subject such Purchaser to any Tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation that was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate from the Company certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
Section 4.6    Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule B.
Section 4.7    Payment of Fees. The Company shall have paid (%3) all stamp, court or documentary, intangible, recording, filing or similar Taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of the documents and instruments referred to in this Section 4

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and due on the Closing Date and (%3) the fees, costs and expenses (including reasonable and documented legal fees and expenses and fees owed to the Title Insurer) payable on the Closing Date under the Note Documents on the Closing Date.
Section 4.8    UCC Searches. Such Purchaser shall have received UCC, judgment lien, Tax lien and litigation lien search reports of a recent date before the Closing Date, reasonably satisfactory to such Purchaser, in respect of each Issuer Party and Pledgor, for each of the jurisdictions in which the UCC-1 financing statements are intended to be filed in respect of the Collateral, none of which shall cover the Collateral except to the extent evidencing Permitted Encumbrances.
Section 4.9    Financial Statements; Base Case Model; Construction Budget and Project Schedule; ROW Schedule.
(a)    Such Purchaser shall have received an accurate and complete copy of each of the financial statements listed on Schedule 5.6.
(b)    Such Purchaser shall have received a copy of the Base Case Model, in form and substance reasonably satisfactory to such Purchaser.
(c)    Such Purchaser shall have received (i) the Construction Budget, (ii) the Project Schedule, and (iii) a sources and uses of proceeds of the Notes, which shall be sufficient to fund anticipated remaining Project Costs together with a contingency reasonably acceptable to such Purchaser, each of which shall be reasonably satisfactory to such Purchaser.
(d)    Such Purchaser shall have received a copy of the ROW Schedule.
Section 4.10    CUSIP Number. An identification number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.
Section 4.11    Changes in Corporate Structure. No Issuer Party shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.6.
Section 4.12    Funding Instructions. At least one Business Day prior to the Closing Date, such Purchaser shall have received written instructions signed by a Responsible Officer providing account details for the Construction Account into which Purchasers should fund the purchase price for the Notes.
Section 4.13    Proceedings. All limited liability company proceedings by the Company Parties in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be reasonably satisfactory to such Purchaser, in consultation with its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
Section 4.14    Note Documents. This Agreement and each other Note Document (other than the Control Agreements) shall have been duly executed and delivered by each of the parties thereto and shall be in full force and effect.
Section 4.15    Material Project Contracts. A true, correct and complete copy of each Material Project Contract, together with all amendments, modifications or supplements thereof, shall have

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been delivered by the Company to such Purchaser prior to or at Closing, each of which shall be certified by an authorized officer of the applicable Issuer Party party to such Material Project Contract as being in full force and effect and that no material default by the Issuer Parties or, to the knowledge of the Issuer Parties, any other party thereto shall have occurred and be continuing, in each case, together with consents to collateral assignment covering the Construction Services Agreement, the O&M Agreements and the Major Offtake Agreements (other than the Major Offtake Agreement described in clause (g) of the definition thereof), which shall be, in each case, in form and substance reasonably satisfactory to such Purchaser.
Section 4.16    Consultant Reports. Such Purchaser shall have received (a) the Independent Engineer Report from the Independent Engineer, in form and substance reasonably satisfactory to such Purchaser, (b) a report of the Insurance Consultant in form and substance reasonably satisfactory to such Purchaser and (c) a Phase I Environmental Site Assessment with respect to the Compressor Site from the Environmental Consultant, in form and substance reasonably satisfactory to such Purchaser, in each case, in the event the report is not addressed to the Purchasers, accompanied by a certificate or reliance letter from such consultant allowing such Purchaser to rely on such report.
Section 4.17    Personal Property Collateral; Filings and Recordings.
(a)    The Collateral Agent shall have been granted at the Closing, for the benefit of the Purchasers, first priority perfected Liens on the Collateral (subject only to Permitted Encumbrances and any additional filings necessary to perfect such Liens as are described in Section 4.17(b)(i) and, in respect of the Mortgaged Property, the recording of the Mortgage in the filing offices identified in Schedule 4.17 as soon as reasonably practicable on or after the Closing Date). The Pledged Collateral shall have been duly and validly pledged under each of the Pledge Agreement and the Security Agreement to the Collateral Agent, for the benefit of the Purchasers, and the Purchasers shall have received evidence that original membership interest certificates representing the Pledged Collateral, accompanied by proxies and instruments of transfer indorsed in blank, have been delivered to the Collateral Agent.
(b)    Such Purchaser shall have received:
(i)    appropriately completed UCC financing statements (Form UCC-l), naming each of the Pledgor, Company, and each Subsidiary Guarantor as debtors and the Collateral Agent as secured party, in form appropriate for filing under each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Documents, covering the applicable Collateral;
(ii)    appropriately completed copies of all other recordings and filings of, or with respect to, the Security Documents as may be reasonably requested by the Collateral Agent and necessary to perfect the security interests purported to be granted under the Security Documents (except that with respect to the Mortgaged Property, the recording of the Mortgage in may occur at the times provided in Section 4.17(a)); and
(iii)    evidence that all other actions reasonably requested by the Collateral Agent or such Purchaser and necessary to perfect and protect the security interests purported to be created by the Security Documents have been or will be taken on the Closing Date.
Section 4.18    Insurance. The Company shall have delivered to such Purchaser (a) evidence satisfactory to such Purchaser that all insurance required to be maintained by the Issuer Parties pursuant to Section 9.2 and by the Issuer Parties and each counterparty to a Material Project Contract under the Material Project Contracts is either already in full force and effect or, upon receipt of payment at the Closing, will be in full force and effect, and (b) evidence of such insurance (which may be in the form of

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certificates of insurance signed by the insurer or broker authorized to bind the insurer), accompanied by a letter from the Issuer Party’s insurance brokers or insurers (commonly referred to as an “undertaking letter”), dated not more than ten (10) days prior to the Closing Date, stating with respect to each insurance policy that (i) such policy is in full force and effect, (ii) all premiums due and payable on or prior to such date have been paid in full, (iii) the Collateral Agent is named as additional insured and loss payee, as applicable with respect to such policies that cover the assets of the Issuer Parties and (iv) there are no claims outstanding under any such policies or providing a detailed summary of any such claims reasonably acceptable to the Purchasers.
Section 4.19    Permits. The Company shall have delivered to such Purchaser, correct and complete copies of each material Permit applicable to the ownership, construction, operation, and maintenance of Project and received on or prior to the Closing Date. All Permits set forth on Part A of Schedule 4.19 shall have been issued and be in full force and effect in all material respects and not be subject to (i) any unsatisfied condition not reasonably expected to be satisfied in a timely manner in the ordinary course, (ii) material current legal proceedings, and, (iii) except as set forth on Schedule 4.19, all applicable administrative and statutory appeal periods with respect thereto shall have expired. The Issuer Parties shall have certified to the Purchasers in the certificate delivered pursuant to Section 4.3(a) that they have no knowledge of any pending or threatened appeals or challenges to any Permits set forth on Part A that have administrative or statutory appeal periods that have not yet expired. The Issuer Parties shall have certified to the Purchasers in the certificate delivered pursuant to Section 4.3(a) that, with respect to the Permits set forth on Part B of Schedule 4.19, all such Permits are expected to be applied for or have been applied for by the dates required under applicable Legal Requirements and (i) the Issuer Parties have no reason to believe such Permits will not be obtained in the ordinary course when required under the Project Contracts and applicable Legal Requirements to progress the construction of the Project in accordance with the Project Schedule and the ROW Schedule and (ii) the Issuer Parties believe that all such Permits shall be obtained as and when required to allow for Completion to be achieved by the Date Certain. No material Permit shall be subject to any material restriction, condition, limitation or other provision.
Section 4.20    U.S.A Patriot Act. Such Purchaser shall have received all documentation and other information requested by such Purchaser at least five Business Days prior to the Closing Date and required by bank regulatory authorities under applicable “know your customer” laws and sanctions, including the U.S.A. Patriot Act.
Section 4.21    No Material Adverse Effect. Since March 31, 2016, no event or circumstance shall have occurred or arisen which has had or which would be reasonably expected to have a Material Adverse Effect.
Section 4.22    Accounts. The Depositary Accounts required to be open as of the Closing Date under the Depositary Agreement shall have been opened.
Section 4.23    No Liens. There shall not have been filed with or served upon any Issuer Party or the Project (or any part thereof) notice of any Lien, claim of Lien or attachment upon or claim affecting the right to receive payment of any of the moneys payable to any of the Persons named on such request which has not been released or in respect of which a bond or other security reasonably acceptable to Collateral Agent has not been posted or provided or which will not be released with the payment of such obligation out of such Loan other than Permitted Encumbrances.
Section 4.24    Compliance with Flood Laws. With respect to the each parcel of the Site on which a building or other above-ground structure is located, such Purchaser has received the following:

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(a)    A completed “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination;
(b)    If any building or other above-ground structure on the Site is located in a special flood hazard area, a notification thereof to the Company (the “Company Flood Notice”) and if flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, then the Company Flood Notice shall contain a notification to the Company that flood insurance coverage under the NFIP is not available because the community does not participate in the NFIP;
(c)    Documentation evidencing the Company’s receipt of the Company Flood Notice (e.g., countersigned Company Flood Notice, return receipt of certified U.S. Mail, or overnight delivery); and
(d)    If the Company Flood Notice is required to be given and flood insurance is available in the community in which the applicable portion of the Site is located, a copy of one of the following: the flood insurance policy, the Company’s application for a flood insurance policy plus proof of premium payment or inclusion of such premium payment in the Funds Flow Memorandum, a declaration page confirming that flood insurance has been provided as a separate policy or within the property insurance program for the Project, or such other evidence of flood insurance satisfactory to such Purchaser. To the extent that any building or other above-ground structure on the Site is located in a special flood hazard area, such flood insurance arranged by Company shall be in an amount at least equivalent to the amount available under the NFIP.
Section 4.25    A.L.T.A. Survey. The Collateral Agent and such Purchaser shall have received an A.L.T.A. survey of the Compressor Site; such survey shall be reasonably current and in form and substance reasonably satisfactory to the Purchasers, shall be certified to Midla, the Collateral Agent and the Title Insurer by a surveyor licensed in Louisiana and reasonably satisfactory to such Purchaser and the Collateral Agent, and shall show such matters as such Purchaser and the Collateral Agent shall reasonably require, including, among other things, (a) as to the land, the location and dimensions thereof (including (i) the location of all means of access thereto and all recorded easements or encumbrances relating thereto, and (ii) the perimeter within which all visible improvements are located), (b) visible utility facilities servicing the Compressor Site (including water, electricity, fuel, telephone, sanitary sewer and storm water distribution and detention facilities, as applicable), (c) other than Permitted Encumbrances, that there are no Liens, including existing improvements that encroach or interfere with adjacent property or existing easements or other rights (whether on, above or below ground), and that there are no gaps, gores, projections, protrusions or other survey defects and (d) whether the land, or any portion thereof, are located in a special flood hazard zone.
Section 4.26    Title Policy. The Collateral Agent and such Purchaser shall have received an A.L.T.A. Loan Policy – 2006 extended coverage policy of title insurance (the “Title Policy”) insuring that the Mortgage with respect to the Compressor Site creates a valid first priority lien for the benefit of Collateral Agent on the Compressor Site, subject only to Permitted Encumbrances, and in such amounts and otherwise in form and substance reasonably satisfactory to the Collateral Agent and such Purchaser, together with such endorsements thereto as are reasonably required by the Collateral Agent and such Purchaser and available in the state where the Compressor Site is located, effective as of the Closing Date and dated as of the date that the Mortgage is actually recorded in each applicable jurisdiction in which the Compressor Site is located (or the unconditional and irrevocable commitment of the Title Insurer to issue such Title Policy). Such Purchaser shall have received evidence satisfactory to it that all premiums in respect of the Title Policy, all

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charges for mortgage recording taxes in connection with the recordation of the Mortgage, and all related expenses, if any, have been paid or will be paid on the Closing Date with proceeds of the Notes.
Section 4.27    Funding of Accounts.
(a)    The Company shall have funded the Supplemental Debt Service Reserve Account, or the Funds Flow Memorandum shall reflect that the Supplemental Debt Service Reserve Account will be funded on the Closing Date in such amount with proceeds of the issuance of the Notes hereunder, in an amount equal to at least $2,625,101.
(b)    The Company shall have funded the Debt Service Reserve Account or such account shall have been deemed funded by the delivery of a letter of credit satisfying the requirements set forth in the Depositary Agreement, or the Funds Flow Memorandum shall reflect that the Debt Service Reserve Account will be funded on the Closing Date in such amount with proceeds of the issuance of the Notes hereunder, in an amount equal to at least $3,202,000.
Section 4.28    ROW. The Issuer Parties shall have Acquired all the Rights of Way contemplated to have been Acquired by the Closing Date in the ROW Schedule and shall have certified in the certificate delivered pursuant to Section 4.3(a) that such Rights of Way have been Acquired. With respect to any Rights of Way contemplated in the ROW Schedule that have not been Acquired on or prior to the Closing Date, the Issuer Parties have certified in the certificate delivered pursuant to Section 4.3(a) that the Issuer Parties reasonably believe that such Rights of Way will be Acquired on a timeframe that is (i) consistent in all material respects with the overall timeframe set out in the Project Schedule and the ROW Schedule and (ii) adequate to allow Completion to occur by the Date Certain.

Section 5.	REPRESENTATIONS AND WARRANTIES OF THE ISSUER PARTIES
Each Issuer Party represents and warrants to each Purchaser that, as of the date of this Agreement and any other date on which the representations and warranties in this Section 5 are deemed to be made under Section 3.2 of the Depositary Agreement:
Section 5.1    Organization; Power and Authority. Such Issuer Party is (a) a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and (b) is duly qualified as a limited liability company and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Issuer Party has the limited liability company power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact under the Transaction Documents, to execute and deliver this Agreement and the other Note Documents to which such Issuer Party is a party (including the Notes) and to perform its obligations hereunder and thereunder.
Section 5.2    Authorization, Etc. The Transaction Documents in effect at Closing have been duly authorized by all necessary limited liability company action on the part of each applicable Issuer Party, and each Transaction Document constitutes a legal, valid and binding obligation of the Issuer Parties party thereto enforceable against such Issuer Parties in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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Section 5.3    Disclosure; Projections.
(a)    The Issuer Parties, through the Placement Agent, have delivered to each Purchaser a copy of a Confidential Private Placement Memorandum, dated August 2016 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Issuer Parties. This Agreement, the Memorandum, the financial statements listed in Schedule 5.6 and the documents, certificates or other writings delivered or made available to the Purchasers by the Company or any of the Company’s Affiliates or any of their respective representatives prior to September 30, 2016 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”; provided that, projections (including the Base Case Model, the Construction Budget, the Project Schedule, the Annual Operating Budget and other projections, estimates, opinions, evaluations, forecasts or other forward looking statements shall not be considered Disclosure Documents), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since March 30, 2016, there has been no change in the financial condition, operations, business or properties of any Issuer Party except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to any Issuer Party that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
(b)    The Base Case Model, the Construction Budget, the Project Schedule, the ROW Schedule and other projections provided in connection with the transactions contemplated by this Agreement that have been made available to any Purchaser in connection with the Note Documents by the Company or any of the Company’s representatives have been prepared in good faith based upon assumptions believed by the Company to be reasonable at the time of such preparation (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Issuer Parties, and the Company makes no representation or warranty as to the attainability of the projections or as to whether the projections, the Base Case model, the Construction Budget or the Project Schedule will be achieved).
Section 5.4    Ownership of Equity Interests.
(a)    The Equity Interests in the Company have been duly authorized and validly issued and are fully paid and non-assessable. There is no existing option, warrant, call, right, commitment or other agreement to which the Company is a party requiring, and there is no Equity Interest in the Company outstanding which, upon conversion or exchange, would require the issuance by the Company of any additional Equity Interests in the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase an Equity Interest in the Company.
(b)    (i) The Pledgor owns all of the outstanding Equity Interests in the Company and (ii) the Company owns 100% of the outstanding Equity Interests in each of Midla and MLGT. All of the Equity Interests described in clauses (i) and (ii) above are owned free and clear of all Liens except for Permitted Encumbrances.
Section 5.5    Subsidiaries. The Company has no Subsidiaries other than Midla and MLGT. Neither Midla nor MLGT has any Subsidiaries.

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Section 5.6    Financial Statements; Material Liabilities. The Issuer Parties have delivered to each Purchaser copies of the financial statements of the Issuer Parties listed on Schedule 5.6. Each such financial statement (including in each case the related schedules and notes) fairly presents in all material respects the respective financial position of the Issuer Parties as of the respective dates specified in such Schedule and the respective results of the Issuer Parties’ operations and cash flows for the respective periods so specified and (a) each annual financial statement has been prepared in accordance with FERC requirements for such financials and (b) the June 30, 2016 financial statement has been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to absence of footnotes and normal year-end adjustments). No Issuer Party has any material liabilities that are not disclosed in the Disclosure Documents.
Section 5.7    Compliance with Laws, Other Instruments, Etc. The execution and delivery by each Issuer Party of, and the performance of each Issuer Party of its obligations under, this Agreement, the other Note Documents and the Material Project Contracts to which such Issuer Party is a party that are in effect at Closing will not (a) violate in any material respect, result in any material breach of, or constitute a material default under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, shareholders agreement or any other agreement (including the Material Project Contracts) or instrument to which any Issuer Party is bound or by which any Issuer Party or any of their respective properties may be bound or affected (b) result in the creation of any Lien upon any of the revenues, properties or assets of any Issuer Party (other than the Liens created by the Note Documents), (c) violate or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to any Issuer Party which in the case of this clause (c) could reasonably be expected to have a Material Adverse Effect or to result in any material liability for any Purchaser, (d) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Issuer Party which in the case of this clause (d) could reasonably be expected to have a Material Adverse Effect or to result in any material liability for any Purchaser or (e) violate or result in a breach of any Organizational Documents of any Issuer Party.
Section 5.8    Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required at Closing in connection with the execution or delivery by any Issuer Party of, or the performance by any Issuer Party of its obligations under, the Note Documents.
Section 5.9    Litigation; Observance of Statutes and Orders.
(a)    There are no actions, suits, investigations, arbitrations or administrative proceedings existing or pending against the Issuer Parties or, to the knowledge of any Issuer Party, threatened against or affecting any Issuer Party, the Project, any Material Project Contract or any property of any Issuer Party in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, if determined adversely to any Issuer Party, reasonably be expected to have a Material Adverse Effect.
(b)    No Issuer Party is (i) in violation of or under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority to which such Issuer Party is bound or (ii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.18), in each case, in any material respect.

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Section 5.10    Taxes. Each Issuer Party has filed all material tax returns that are required to have been filed in any jurisdiction, and has paid all material Taxes shown to be due and payable on such returns and all other Taxes and assessments payable by it, to the extent such Taxes and assessments have become due and payable and before they have become delinquent, except for any Taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the applicable Issuer Party has established adequate reserves in accordance with GAAP. None of the Issuer Parties knows of any basis for any other Tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The U.S. federal income Tax liabilities of the Issuer Parties have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended 2015, except with respect to the Company, which was formed on March 22, 2016.
Section 5.11    Real Property Rights; Title to Property.
(a)    The Subsidiary Guarantors have good, legal and marketable title in and to the Owned Real Property, good, legal and valid leasehold interests in and to the Leased Real Property, and good, legal and valid easement interests in and to the Right of Way Property that has been Acquired, in each case free and clear of all Encumbrances other than Permitted Encumbrances. The Owned Real Property, Leased Real Property and Right of Way Property constitutes all of the real property necessary to operate the Project and each Lease and Right of Way that has been Acquired are in full force and effect. No Subsidiary Guarantor is in breach or default under, nor is there any matter that with the passage of time or provision or notice or both would constitute a breach or default thereunder, and to the Issuer Parties’ knowledge, no other party to any Lease or Right of Way is in breach or default under, nor is there any matter that with the passage of time or provision or notice or both would constitute a breach or default thereunder, any Lease or Right of Way, which breach or default, in any such case, could reasonably be expected to have a Material Adverse Effect. Each Lease and Right of Way that has been Acquired (or a memorandum thereof) has been properly recorded in the applicable county or parish, as applicable, in which the Lease or such Right of Way Property related thereto is located. No Issuer Party has received any written notice of, nor has any knowledge of, any pending or threatened condemnation proceeding affecting the real property of any Issuer Party or any sale or disposition thereof in lieu of condemnation.
(b)    Each Issuer Party has good and valid title to its respective material personal property which forms part of the Project, free and clear of Liens, except for Permitted Encumbrances.
(c)    There are no services, materials or rights required for the development, construction, ownership and operation and maintenance of the Project in accordance with the Material Project Contracts and the assumptions that form the basis of the Base Case Model, other than those (i) to be provided under the Project Contracts, (ii) that are not material to the operation of the Project or (iii) that can reasonably be expected to be commercially available on commercially reasonable terms consistent with the Construction Budget or then current Annual Operating Budget (as applicable) and the Base Case Model.
Section 5.12    Licenses, Permits, Etc.
(a)    Except as described on Part B of Schedule 4.19, each Issuer Party owns or possesses all material licenses, Permits, approvals, franchises and authorizations from any Governmental Authority required for such Issuer Party’s construction, operation, and ownership of the Project, and the decommissioning and abandonment of the Legacy System, except that the Permits described on Schedule 5.12 were issued to other Persons in the names shown on that Schedule.

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(b)    Schedule 4.19 sets forth all material Permits required to be obtained by any Issuer Party in order to own, construct, operate and maintain the Project, and to decommission and abandon the Legacy System.
(c)    The Permits set forth on Part A of Schedule 4.19 constitute all material Permits required to be obtained by any Issuer Party as of the date hereof in connection with the current stage of construction, management and/or operation of the Project and the decommissioning and abandonment of the Legacy System. Each such Permit has been obtained as of the Closing Date (except that the Permits described on Schedule 5.12 were issued to other Persons in the names shown on that Schedule), is in full force and effect in all material respects and is not subject to (i) any unsatisfied condition not reasonably expected to be satisfied in a timely manner in the ordinary course, (ii) any current legal proceeding or, (iii) to the Issuer Parties’ knowledge, any threatened legal proceeding, and, except as set forth on Schedule 4.19, all applicable administrative and statutory appeal periods with respect thereto have expired. The Issuer Parties have no knowledge of any pending or threatened appeals or challenges to any Permits set forth on Part A that have administrative or statutory appeal periods that have not yet expired.
(d)    The Permits set forth on Part B of Schedule 4.19 are required solely in connection with stages of construction, management and/or operation of the Project that will occur after the Closing Date. No Issuer Party has reason to believe that any such Permit that has not yet been obtained, but which will be required in the future, will not be obtained in the ordinary course, and on terms and conditions that are not materially inconsistent with such Issuer Party’s performance under the Material Project Contracts to which it is a party on or prior to the date required under such Material Project Contract or applicable Legal Requirement.
(e)    No holder of any Permit required for the construction, operation and ownership of the Project, and the decommissioning and abandonment of the Legacy System, including but not limited to those identified on Schedule 5.12, is in default or violation of any material Permit that has been issued to it. With respect to Permits held by Persons other than the Issuer Parties, each Issuer Party has all rights under such Permits for its performance under the Material Project Contracts to which it is a party.
(f)    The Issuer Parties will use commercially reasonable efforts to effectuate all permit transfers and required name changes of any Permits held by Persons other than the Issuer Parties, including but not limited to those Permits set forth on Schedule 5.12, within sixty (60) days after the date of this Agreement. During such period, the Issuer Parties will ensure that each such Person maintains and keeps in full force and effect, and remains in compliance in all material respects with, all Permits required for the construction, operation, and ownership of the Project, and the decommissioning and abandonment of the Legacy System.
Section 5.13    Compliance with Employee Benefit Plans.
(a)    Each Issuer Party and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No Issuer Party nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by any Issuer Party or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Issuer Party or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or

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to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be, individually or in the aggregate, material.
(b)    The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $250,000 in the case of any single Plan and more than $1,000,000 in the aggregate for all Plans. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
(c)    Neither any Issuer Party nor any of its ERISA Affiliates has incurred withdrawal liabilities (and none are subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are material.
(d)    The expected postretirement benefit obligation (determined as of the last day of the applicable Issuer Party’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of each Issuer Party and its Subsidiaries is not material.
(e)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by each Issuer Party to each Purchaser in the first sentence of this Section 5.13(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.
(f)    No Issuer Party has any Non-U.S. Plans.
Section 5.14    Private Offering by the Company. None of the Issuer Parties nor anyone acting on their behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than four (4) other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Issuer Parties nor anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.
Section 5.15    Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder to fund Project Costs incurred in connection with the construction and operation of the Project, to pay transaction fees and expenses in connection with the issuance of the Notes and for other general corporate purposes of the Company. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute any value of the consolidated assets of the Issuer Parties and none of the Issuer Parties has any present intention

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that margin stock will constitute any value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
Section 5.16    Collateral. The Liens granted to the Collateral Agent (for the benefit of the Purchasers) pursuant to the Security Documents (a) constitute valid Liens and perfected security interests in such right, title and interest as the Issuer Parties shall from time to time have in all real and personal property included in the Collateral, and (b) are prior and superior in right to any other Person (except Permitted Encumbrances). To the extent possession of portions of the Collateral is required for perfection, all such action as is necessary has been taken to establish and perfect the Collateral Agent’s rights in and to the Collateral, including any recording, filing, registration, giving of notice or other similar action (assuming proper recordation of any such documents). No filing, recordation, re-filing or re-recording other than those listed in Schedule 5.16 is necessary to perfect and maintain the perfection of the interest, title or Liens of the Security Documents that can be perfected by filing. To the extent required by the Security Documents, the Issuer Parties have properly delivered or caused to be delivered (or shall deliver on the Closing) to the Collateral Agent all Collateral that requires perfection of the Liens and security interests described above by possession.
Section 5.17    Debt.
(a)    No Issuer Party has any Debt other than the Obligations created under the Note Documents and Permitted Debt.
(b)    Other than the Note Documents, no Issuer Party is a party to, or otherwise subject to any provision contained in, any instrument or agreement (including, its charter or any other Organizational Document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of any Issuer Party, except as disclosed in Schedule 5.17.
Section 5.18    Foreign Assets Control Regulations, Etc.
(a)    Neither any Issuer Party nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.
(b)    Neither any Issuer Party nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to any Issuer Party’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.
(c)    No part of the proceeds from the sale of the Notes hereunder:
(i)    constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by any Issuer Party or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;
(ii)    will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

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(iii)    will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.
(d)    Each Issuer Party has established procedures and controls it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that such Issuer Parties and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.
Section 5.19    Regulatory Status. Except as disclosed on Schedule 5.19:
(a)    No Issuer Party is or has been subject to the jurisdiction of FERC (i) as a public utility, transmitting utility, electric utility or electric utility company under the Federal Power Act, 16 U.S.C. §§ 791a-825r, as amended; (ii) as a natural gas company under the Natural Gas Act, 15 U.S.C. Section 717, et seq., as amended (the “NGA”); (iii) for the provision of interstate natural gas transportation service pursuant to Section 311 of the Natural Gas Policy Act of 1978, 15 U.S.C. Section 3301, as amended; (iv) as a holding company or a public-utility company under the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453; (v) as a common carrier under the Interstate Commerce Act, 49 U.S.C. § 60502, as amended; (vi) as a public utility, intrastate pipeline, gas service company, electric service company, gas company, electric company, or any similar entity however described under the laws of any state, local, tribal or foreign authority; or (vii) under the Investment Company Act of 1940, as amended. No Issuer Party is, or after giving effect to the transactions contemplated hereby will be, subject to regulation as an “investment company” or “controlled” by a company subject to registration as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(b)    Each Issuer Party has complied and is in compliance, in all material respects, with (i) the NGA and the rules and regulations thereunder; and (ii) all state, local, tribal and foreign laws, and the rules and regulations thereunder, applicable to a natural gas company or any similar entity however described under such laws, rules and regulations. No Issuer Party has received any written communication from any federal, state, local, tribal or foreign authority alleging that it is not in compliance with any applicable law, rule or regulation described in clause (i) or (ii). There are no pending regulatory or administrative proceedings or inquiries, investigations, proceedings or appeals for the determination of compliance by any Issuer Party with any such applicable law, rule or regulation or any tariff or order thereunder applicable. No rate or charge that has been or is being collected by any Issuer Party is subject to refund, or the subject of any proceeding, inquiry, appeal or investigation currently pending before any federal, state, local, tribal or foreign authority.
Section 5.20    No Material Adverse Effect.    Since March 31, 2016, there has been no event or occurrence that has resulted in or could reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.
Section 5.21    No Default or Event of Default. With respect to each Issuer Party, no Default or Event of Default has occurred and is continuing.
Section 5.22    Solvency. Upon giving effect to the purchase of the Notes by the Purchasers and the consummation of the transactions contemplated by the Note Documents, each of the Issuer Parties is Solvent as of the Closing Date.
Section 5.23    Insurance. All insurance policies required to be maintained by the Issuer Parties under any Note Documents or Material Project Contracts are in full force and effect.

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Section 5.24    Material Project Contracts; Note Documents. The Material Project Contracts are in full force and effect and enforceable against each Issuer Party party thereto and there are no unsatisfied conditions precedent to a party’s obligation or to full performance by a party thereunder. No Issuer Party nor, to the knowledge of the applicable Issuer Party party to any Material Project Contract, any other party thereto, is in material default of any term or provision of any Material Project Contract. Except as has been previously disclosed to the Purchasers, since the delivery of such documents to the Purchasers, no Material Project Contract has been further amended, modified or terminated.
Section 5.25    Environmental Matters.
(a)    The Issuer Parties and the Project are in compliance in all material respects with all Environmental Laws.
(b)    To the Issuer Parties’ Knowledge, there are no material existing liabilities, adverse risks or impacts with respect to the Project relating to Environmental Laws that have not been adequately assessed, mitigated or compensated or that could reasonably be expected to result in any Environmental Claims.
(c)    (i) There are no material past or pending Environmental Claims or complaints relating to the Project, and (ii) to the Issuer Parties’ Knowledge, there are no threatened Environmental Claims or complaints relating to the Project.
(d)    The Issuer Parties have not used, released, discharged, generated, manufactured, produced, or arranged for or permitted the disposal of, any Hazardous Materials in connection with the Project that could reasonably be expected to result in a material liability under any Environmental Law.
(e)    To the knowledge of the Company, there are no facts or circumstances at or otherwise respecting the Site, the Project or any other real property owned, leased or otherwise operated by any Issuer Party that could reasonably be expected to result in any material liability under any Environmental Law.
Section 5.26    Flood Zone Disclosure. Except as set forth on Schedule 5.26, no portion of the Site includes buildings or other above-ground structures that are or will be located in an area that has been identified by the Federal Emergency Management Agency as an area having special flood or mudslide hazards.
Section 5.27    Accounts. No Issuer Party has any accounts other than the Depositary Accounts and local checking accounts permitted under the Depositary Agreement subject to a Control Agreement, which Control Agreements shall be in full force and effect within 30 days after the Closing Date, and such accounts are separate from the bank accounts of the Pledgor, the Operator and all other Persons.
Section 5.28    Labor Disputes and Acts of God. Neither the business nor the properties of the Issuer Parties are currently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), which could reasonably be expected to have a Material Adverse Effect.
Section 5.29    Affiliate Transactions. Other than the transactions set forth on Schedule 5.29, no Issuer Party has engaged or agreed to engage in any transaction with any Affiliate of any Issuer Party.
Section 5.30    Project Costs. $ 27,602,370.56 has been applied to the payment of Project Costs included in the Construction Budget as of September 26, 2016.

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Section 5.31    ROW.
(a)All Rights of Way required for the construction and operation of the Project and as necessary for each Issuer Party to conduct its business and comply with its obligations under each Transaction Document to which it is a party are identified in the ROW Schedule.
(a)    All Rights of Way have been Acquired that are needed for the current stage of construction in order to achieve Completion by the Date Certain.
(b)    The Issuer Parties reasonably believe that any Right of Way that has not been Acquired, but which will be required in the future, will be Acquired in due course and on a timeframe that is (i) consistent in all material respects with the overall timeframe set out in the ROW Schedule and (ii) adequate to allow Completion to occur by the Date Certain.
(c)    Each Issuer Party is in compliance with all Rights of Way that have been obtained by it except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
Section 6.1    Purchase for Investment. Each Purchaser severally represents and warrants to the Issuer Parties that such Purchaser is an institutional investor that is an “accredited investor” within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act (Regulation D) or, if it is buying for one or more institutional accounts for which it is acting as fiduciary or agent and it is not a bank (as defined in Section 3(a)(2) of the Securities Act) or a savings and loan association or other institution (as defined in Section 3(a)(5)(A) of the Securities Act), whether acting in its individual or in a fiduciary capacity, each such account is an institutional investor and accredited investor on a like basis. Each Purchaser severally represents and warrants that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof; provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their own control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and that the Notes will bear a restrictive legend to the foregoing effect. Each Purchaser understands that the Company is not required to register the Notes.
Section 6.2    Source of Funds. Each Purchaser severally represents and warrants to the Issuer Parties that at least one of the following statements is an accurate representation and warranty as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(c)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile and the other applicable conditions of PTE 95-60 are otherwise satisfied; or

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(d)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(e)    (x) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38, (y) except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund and (z) the applicable conditions of PTE 90-1 or PTE 91-38, respectively, are otherwise satisfied; or
(f)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption, and the conditions of Part I of the QPAM Exemption are otherwise satisfied and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or
(g)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company, the conditions of the INHAM Exemption are otherwise satisfied and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(h)    the Source is a governmental plan (as defined in Section 3 of ERISA) which is not subject to the provisions of Title I of ERISA or Section 4975 of the Code; or
(i)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(j)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

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As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7.	INFORMATION AS TO ISSUER PARTIES
Section 7.1    Financial and Business Information. The Company shall deliver to each holder of a Note that is an Institutional Investor:
(k)    Quarterly Statements — within 60 days after the end of the first, second and third quarterly fiscal period in each fiscal year of the Company commencing with the first such quarterly period that ends after the Closing, duplicate copies of,
(i)    a consolidated balance sheet of the Company and the Subsidiary Guarantors as at the end of such quarter, and
(ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and the Subsidiary Guarantors, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of the Company as fairly presenting, in all material respects, the financial position of the Issuer Parties and their results of operations and cash flows, subject to changes resulting from year-end adjustments;
(l)    Annual Statements — within 120 days after the end of each fiscal year of the Company, duplicate copies of,
(i)    a consolidated balance sheet of the Company and the Subsidiary Guarantors, as at the end of such year, and
(ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and the Subsidiary Guarantors, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;
(m)    Debt Service Coverage Ratio — promptly, and in any event within seven (7) Business Days after each Principal Payment Date, the Company’s calculations of the Debt Service Coverage Ratio, which shall be used in determining deposits to and releases from the Revenue Account and the Distribution Suspense Account, as applicable, pursuant to the Depositary Agreement;

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(n)    Construction Reports; Quarterly Operating Report — (%4) promptly, and in any event no later than 25 days after the last day of each calendar month prior to the Completion Date, a reasonably detailed monthly construction report, in the form attached hereto as Schedule 7.1(d)(i), describing the progress of the construction of the Project (with copies of the most recently available monthly progress report received under the Construction Service Agreement), which report the Company shall also deliver to the Independent Engineer and (%4) promptly, and in any event no later than 45 days after the close of each fiscal quarter ending after the Completion Date, a reasonably detailed quarterly summary operating report, in the form attached hereto as Schedule 7.1(d)(ii);
(o)    Notice of Default or Event of Default — promptly, and in any event within three Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed Default or Event of Default under any Note Document, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
(p)    ERISA Matters — promptly, and in any event within 10 days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that any Issuer Party or any ERISA Affiliate proposes to take with respect thereto:
(i)    with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;
(ii)    the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the applicable Issuer Party or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(iii)    any event, transaction or condition that could result in the incurrence of any liability by any Issuer Party or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the applicable Issuer Party or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect.
(q)    Notices from Governmental Authority — promptly, and in any event within 10 Business Days after, (i) acquiring notice or giving notice, as the case may be, or obtaining knowledge thereof (including by the applicable Issuing Party obtaining knowledge thereof), of the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against any Issuing Party, a written notice specifying the nature thereof and (ii) receipt of any notice received by any Issuer Party from, or delivered by any Issuing Party to, any Governmental Authority that (A) involves claims against any Issuer Party which exceed $1,000,000 individually or $2,000,000 in the aggregate per calendar year, (B) involve the revocation, material modification or expiration of any material Permit or (C) otherwise could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;
(r)    Material Litigation — promptly, and in any event within 10 Business Days after acquiring notice or giving notice, as the case may be, or obtaining knowledge of (including by the applicable Issuing Party obtaining knowledge thereof) any litigation or proceeding taken or, to the Issuer Parties’ knowledge,

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threatened in writing against any Issuer Party, that (i) in the Company’s reasonable judgment, could reasonably be expected to have a Material Adverse Effect or (ii) involves claims against any Issuer Party or the Project in excess of $1,000,000 individually or $2,000,000 in the aggregate per calendar year, a written notice specifying the nature thereof;
(s)    Force Majeure — promptly, and in any event within five Business Days after acquiring knowledge thereof, any notice or claim of force majeure under any Material Project Contract which persists for more than seven consecutive days, and is reasonably expected to impair the Company’s or any counterparty’s ability to perform under any other Material Project Contract;
(t)    Material Project Contracts — (i) promptly, and in any event within five Business Days after receipt or delivery thereof, all material notices relating to material disputes, material defaults, notices of material breach or violation of any provision, claims for liquidated damages, terminations, force majeure, amendments or waivers received by any Issuer Party pursuant to any Material Project Contract (including, in each case, any notice or other document relating to a default under or violation of any provision of any Material Project Contract by any party thereto), (ii) promptly, and in any event within five Business Days after execution thereof, copies of any amendments or modifications to any Material Project Contracts or any Additional Project Contracts entered into by any Issuer Party (whether or not requiring approval pursuant to Section 10.7) and (iii) promptly, and in any event within five Business Days after receipt or delivery thereof, all notices provided to or received by Operator or any Issuer Party from FERC, or other material notices related to or provided as a requirement under the FERC Order or the Settlement Agreement;
(u)    Casualty — promptly, and in any event within five Business Days after acquiring knowledge thereof, notice of any casualty, damage or loss, whether or not insured, through fire, theft, other hazard or casualty, or any act or omission of any Issuer Party or its officers, directors, or employees if such casualty, damage or loss affects any Issuer Party or the Project in excess of $1,000,000 for any one casualty or loss, or an aggregate of $2,000,000 in any fiscal year of any Issuer Party, and the Company shall keep the holders timely apprised of any insurance claim proceedings related to such casualty or loss, including any notice received from any insurance company indicating that it is not obligated to pay any named insured, or that it is withholding any amounts that any Issuer Party is claiming are due and payable under any insurance policy maintained by any Issuer Party;
(v)    Resignation or Replacement of Auditors; Accounting Change — (i) within 10 days following the date on which any Issuer Party’s auditors resign or any Issuer Party elects to change auditors, as the case may be, notification thereof, together with such supporting information as the Required Holders may reasonably request or (ii) promptly, and in any event within 10 days following the date of any material change in accounting policies or financial reporting practices by any Issuer Party, a description of any such changes;
(w)     Hazardous Materials — promptly, and in any event within five Business Days after acquiring knowledge thereof, notice of any material noncompliance by any Issuer Party with any Environmental Law, permit or any material release of Hazardous Substances by any Issuer Party on or from any portion of the Site that has resulted or could reasonably be expected to result in personal injury or material property damage or that could reasonably be expected to result in any material liability to any Issuer Party under any Environmental Law;
(x)    Material Permits — promptly, and in any event within (i) five Business Days after receipt by any Issuer Party, a notification regarding the receipt of any of the Permits set forth on Part B of Schedule 4.19 and a copy of such Permit and (ii) five Business Days after the occurrence thereof, notice of any challenge, appeal, revocation, denial, adverse modification or non-renewal of any material Permit;

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(y)    Delay — promptly, and in any event within five Business Days after giving or receiving notice or otherwise obtaining knowledge thereof, notice of any event which is reasonably likely to delay the Mechanical Completion Date beyond the Guaranteed Mechanical Completion Date (each as defined and as described in the Construction Services Agreement) or the Completion Date beyond December 31, 2016;
(z)    Other Information — any event or circumstance specific to any Issuer Party or the Project that is not a matter of general public knowledge and that could reasonably be expected to have a Material Adverse Effect; and
(aa)    Requested Information — with reasonable promptness, such other data and information relating to the Material Project Contracts or the business, operations, financial condition, assets or properties of any Issuer Party or any of their respective Subsidiaries or relating to the ability of any Issuer Party to perform its obligations hereunder and under the other Note Documents as from time to time may be reasonably requested by any such holder of a Note.
Section 7.2    Officer’s Certificate. Each set of financial statements delivered to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer of the Company, substantially in the form set forth on Schedule 7.2, certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Issuer Parties and their Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of any Issuer Party to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Issuer Parties shall have taken or propose to take with respect thereto.
Section 7.3    Visitation. Each Issuer Party shall permit the representatives of each holder of a Note that is an Institutional Investor:
(a)    No Default — if no Default or Event of Default then exists, upon reasonable prior notice to the applicable Issuer Party, to visit the principal executive office of such Issuer Party to discuss the affairs, finances and accounts of such Issuer Party and its Subsidiaries with such Issuer Party’s senior officers and to visit the other offices and properties (including the Site) of the Issuer Parties, all at such reasonable times during regular business hours and as often as may be reasonably requested in writing; provided that the first such visit in any calendar year shall be at the expense of the Company and all other such visits shall be at the expense of the applicable holder. Any holder that wishes to exercise its visitation rights pursuant to this Section 7.3(a) shall notify each other holder and the date for such visit shall be scheduled at a time reasonably convenient for all holders interested in visiting the Issuer Parties offices or properties; and
(b)    Default — if a Default or Event of Default then exists, at the expense of the Issuer Parties, to visit and inspect any of the offices or properties of any Issuer Party or its Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision each Issuer Party authorizes said accountants to discuss the affairs, finances and accounts of the Issuer Parties and its Subsidiaries, provided, however, that the Company shall be permitted to have a representative present during all such discussions), all at such times and as often as may be requested.
Section 7.4    Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered

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by the Issuer Parties pursuant to Section 7.1(a), Section 7.1(b) and Section 7.2 shall be deemed to have been delivered if such Issuer Party satisfies any of the following requirements with respect thereto:
(i)    such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate satisfying the requirements of Section 7.2 are delivered to each holder of a Note that is an Institutional Investor by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company; or
(ii)    such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 are timely posted by or on behalf of the applicable Issuer Party on IntraLinks or on any other similar website to which each holder of Notes that is an Institutional Investor has free access;
provided however, that in the case of clause (ii), the applicable Issuer Party shall have given each holder of a Note that is an Institutional Investor prior written notice, which may be by e-mail or in accordance with Section 19, of such posting or filing in connection with each delivery, provided further, that upon request of any such holder to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e-mail, the applicable Issuer Party will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.
Section 7.5    Purchaser Meetings. The Company will, upon the request of the Required Holders, participate in a meeting of the Company and the Required Holders once during each fiscal year to be held at the Company’s corporate offices (or at such other location as may be agreed to by the Company and the Required Holders) at such time as may be agreed to by Company and the Required Holders. Participants may attend such meeting by teleconference. All travel and other expenses related to such meeting incurred by any party shall be for such party’s own account. The Company will, upon the request of the Required Holders, participate in quarterly telephonic update calls with Required Holders during any quarter in which the annual meeting described in the preceding sentence is not held.

Section 8.	PAYMENT AND PREPAYMENT OF THE NOTES
Section 8.1    Required Prepayments; Maturity.
(c)    On each Principal Payment Date to and including June 30, 2031 the Company will repay such portion of the principal amount of the Notes at par and without payment of the Make-Whole Amount or any premium as is set forth opposite such Principal Payment Date on Schedule 8.1(a); provided that upon any partial prepayment of the Notes pursuant to Section 8.2, Section 8.3 or Section 8.4 or partial purchase of the Notes permitted by Section 8.7, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase.
(d)    The entire unpaid principal balance and any accrued and unpaid interest thereon of each Note shall be due and payable on the Maturity Date thereof.

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Section 8.2    Mandatory Prepayments.
(c)    The Company shall prepay the principal amount of the Notes set forth below, at 100% of the principal amount so prepaid and, except with respect to prepayments made pursuant to clause (iii) below, without payment of the Make-Whole Amount or premium as follows:
(i)    the Net Available Amount of any Loss Proceeds received by the Issuer Parties in excess of $1,000,000 for any calendar year, in the amount of the Net Available Amount of such Loss Proceeds minus any such Loss Proceeds which the Issuer Parties have reinvested (or intend to reinvest) in accordance with Section 3.7 of the Depositary Agreement; provided that the Company shall promptly prepay any such amounts not reinvested within the applicable time periods set forth in the Depositary Agreement;
(ii)    the Net Available Amount of any Disposition Proceeds received by the Issuer Parties in excess of $100,000 individually or $500,000 in the aggregate over the term of the Notes other than any Disposition Proceeds reinvested (or intended to be reinvested) in accordance with Section 3.8 of the Depositary Agreement before or after such Disposition); provided that the Company shall promptly prepay any such amounts not reinvested within the applicable time periods set forth in the Depositary Agreement; and
(iii)    100% of the proceeds of any incurrence of Debt (other than Permitted Debt) by any Issuer Party, promptly following the incurrence thereof;
(iv)    100% of the proceeds of any termination payment received by any Issuer Party (or the Collateral Agent on behalf of any Issuer Party) under any Material Project Contract, promptly following the receipt thereof; and
(v)    with amounts on deposit in the Distribution Suspense Account (as defined in the Depositary Agreement) as and to the extent required by Section 3.10(b)(iii) of the Depositary Agreement.
(d)    Any prepayment pursuant to Section 8.2(a) shall be applied to reduce each of the remaining scheduled principal installments of the Notes on a ratable basis so that the total reduction in scheduled payments across all Principal Payment Dates shall equal the total amount of such prepayment.
Section 8.3    Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $3,000,000 of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount, in each case determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.3 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to an amendment entered into in accordance with Section 18. Each such notice shall specify the date fixed for prepayment (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to

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each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
(b)    If, prior to their scheduled due date, the Obligations are accelerated or otherwise become due prior to their scheduled due date, in each case, (including upon the occurrence of an Event of Default under Section 12(g) or (h) or the acceleration of claims by operation of law), any Make-Whole Amount, which would have applied, if at the time of such acceleration, the Company had (i) prepaid any or all of the Notes as contemplated in subsection (a) above (any such event, a “Make-Whole Event”), will also be due and payable as though a Make-Whole Event had occurred, and such Make-Whole Amount shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each holder’s lost profits as a result thereof. Any Make-Whole Amount payable above shall be presumed to be the liquidated damages sustained by such holder as a result of the early termination, and the Company agrees that it is reasonable under the circumstances currently existing. The Make-Whole Amount shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. THE COMPANY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING MAKE-WHOLE AMOUNT IN CONNECTION WITH ANY SUCH ACCELERATION. The Company expressly agrees (to the fullest extent that it may lawfully do so) that: (A) the Make-Whole Amount is reasonable and is the product of an arms’ length transaction between sophisticated business people, ably represented by counsel; (B) the Make-Whole Amount shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (C) there has been a course of conduct between the holders and the Company giving specific consideration in this transaction for such agreement to pay the Make-Whole Amount and (D) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company expressly acknowledges that its agreement to pay the Make-Whole Amount to the holders as herein described is a material inducement to the Purchasers to purchase the Notes.
Section 8.4    Prepayment for Tax Reasons. If at any time, any Issuer Party is or becomes obligated to make any Additional Payments (as defined below) in respect of any payment of interest on account of any of the Notes, such Issuer Party may give the holders of all affected Notes irrevocable written notice (each, a “Tax Prepayment Notice”) of the prepayment of such affected Notes on a specified prepayment date (which shall be a Business Day not less than 30 days nor more than 90 days after the date of such notice) and the circumstances giving rise to the obligation of such Issuer Party to make any Additional Payments and the amount thereof and stating that all of the affected Notes shall be prepaid on the date of such prepayment at 100% of the principal amount so prepaid together with interest accrued thereon to the date of such prepayment plus an amount equal to the Make-Whole Amount for each such Note, except in the case of an affected Note if the holder of such Note shall, by written notice given to the Company no more than 20 days after receipt of the Tax Prepayment Notice, reject such prepayment of such Note (each, a “Rejection Notice”). Such Tax Prepayment Notice shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. The form of Rejection Notice shall also accompany the Tax Prepayment Notice and shall state with respect to each Note covered thereby that execution and delivery thereof by the holder of such Note shall operate as a permanent waiver of such holder's right to receive the Additional Payments arising as a result of the circumstances described in the Tax Prepayment Notice in respect of all future payments of interest on such Note (but not of such holder's right to receive any Additional Payments that arise out of circumstances not described in the Tax Prepayment Notice or which exceed the amount of the Additional Payment described in the Tax Prepayment Notice), which waiver shall be binding upon all subsequent transferees of such Note. The Tax Prepayment

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Notice having been given as aforesaid to each holder of the affected Notes, the principal amount of such Notes together with interest accrued thereon to the date of such prepayment plus the Make-Whole Amount shall become due and payable on such prepayment date, except in the case of Notes the holders of which shall timely give a Rejection Notice as aforesaid. Two Business Days prior to such prepayment, the applicable Issuer Party shall deliver to each holder of a Note being so prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of such prepayment date.
No prepayment of the Notes pursuant to this Section 8.4 shall affect the obligation of any Issuer Party to pay Additional Payments in respect of any payment made on or prior to the date of such prepayment. For purposes of this Section 8.4, any holder of more than one affected Note may act separately with respect to each affected Note so held (with the effect that a holder of more than one affected Note may accept such offer with respect to one or more affected Notes so held and reject such offer with respect to one or more other affected Notes so held).
No Issuer Party may offer to prepay or prepay Notes pursuant to this Section 8.4 (a) if a Default or Event of Default then exists, (b) until such Issuer Party shall have taken commercially reasonable steps to mitigate the requirement to make the related Additional Payments and unless the obligation to make Additional Payments remains in effect as of the date of the Tax Prepayment Notice or (c) if the obligation to make such Additional Payments directly results or resulted from actions taken by such Issuer Party (other than actions required to be taken under applicable law), and any Tax Prepayment Notice given pursuant to this Section 8.4 shall certify to the foregoing and describe such mitigation steps, if any.
For purposes of this Section 8.4: “Additional Payments” means additional amounts required to be paid to a holder of any Note with respect to Indemnified Taxes pursuant to Section 25 hereof.
Section 8.5    Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.1, Section 8.2, Section 8.3 or Section 8.4, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding (or, if applicable pursuant to Section 8.2 or Section 8.4, all of the Notes being so prepaid) in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
Section 8.6    Maturity; Surrender, Etc. In the case of each optional prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 8.7    Purchase of Notes. Each Issuer Party will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
Section 8.8    Make-Whole Amount. “Make-Whole Amount” means, with respect to any acceleration or payment of any Note before its scheduled due date, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such

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Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.3 or Section 8.4 or has become or is declared to be immediately due and payable pursuant to Section 13.1 (including upon the occurrence of an Event of Default under Section 12(g) or (h)), as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Modified Prepayment” means, at any time after Closing, a prepayment by any Issuer Party, pursuant to Section 8.4.
“Reinvestment Yield” means, with respect to the Called Principal of any Note the sum of (a)(i) if the applicable prepayment is a Modified Prepayment, 1.00% or (ii) in each other case, 0.50%, plus (b) the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (x) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (y) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note (a) if the applicable prepayment is a Modified Prepayment, 1.00% or (b) in each other case, 0.50%, in each case over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (i) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (ii) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number

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of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment or acceleration of such Called Principal occurred prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.6 or Section 13.1.
“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.3 or Section 8.4 or has become or is declared to be immediately due and payable pursuant to Section 13.1 (including upon the occurrence of an Event of Default under Section 12(g) or (h)), as the context requires.
Section 8.9    Offer to Repurchase upon Change of Control.
(g)    Upon the occurrence of a Change of Control occurring after the Completion Date, each holder shall have the right to require the Company to repurchase all or a portion (equal to $100,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of such Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment”) (subject to the rights of holders on the relevant record date to receive interest due on the relevant interest payment date), without the Make-Whole Amount or any other penalty or premium. Within 20 Business Days following the date upon which a Change of Control has occurred, the Company shall send written notice (the “Change of Control Offer”) to each holder, describing the transaction or transactions that constitute the Change of Control and stating:
(iv)    that the Change of Control Offer is being made pursuant to this Section 8.9 and that all Notes tendered will be accepted for payment;
(v)    the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”);
(vi)    that holders electing to have any Notes purchased pursuant to a Change of Control Offer must accept such offer by delivering written notice of acceptance to the Company or its designated agent prior to the close of business on the third Business Day preceding the Change of Control Payment Date stated in the notice;
(vii)    that any Note not tendered will continue to accrue interest;
(viii)    that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;
(ix)    that holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes; and

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(x)    that holders shall be entitled to withdraw their election if the Company or its designated agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date a facsimile or other electronic transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing its election to have the Notes purchased (followed by a telephonic confirmation in accordance herewith).
(h)    On the Change of Control Payment Date, the Company shall accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the terms of the Change of Control Offer. The Company shall promptly wire the Change of Control Payment in accordance with Section 8.9(a) and Section 15.2 on the Change of Control Payment Date to each holder that properly tendered Notes. The Company shall notify each holder of the results of the Change of Control Offer in accordance with Section 8.9 on or as soon as reasonably practicable after the Change of Control Payment Date.
(i)    Subject to Section 8.7 and notwithstanding anything to the contrary in this Section 8.9, the Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 8.9 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (ii) notice of redemption has been given pursuant to Section 8.3, unless and until there is a default in payment of the applicable redemption price.
(j)    Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.
Section 8.10    Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) subject to clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 9.	AFFIRMATIVE COVENANTS
Each Issuer Party covenants that so long as any of the Notes are outstanding:
Section 9.1    Compliance with Laws. Each Issuer Party will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.18, and will obtain and maintain in effect all approvals, licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that noncompliance with such laws, ordinances or governmental rules and regulations, or failures to obtain or maintain in effect all such approvals, licenses, certificates, Permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 9.2    Insurance. Each Issuer Party will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as are required pursuant to Schedule 9.2.
Section 9.3    Maintenance of Properties. Each Issuer Party will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, (a) their respective properties in good repair, working order and condition (other than ordinary wear and tear and obsolescence), (b) any rights to use the properties in full force and effect, (c) any third party consents necessary for use of the properties in full force and effect, in each case subject only to Permitted Encumbrances and in accordance with, but subject to, the Material Project Contracts, so that the business carried on in connection therewith may be properly conducted at all times.
Section 9.4    Material Project Contracts. Each Issuer Party shall (a) perform and observe all of its material covenants and obligations contained in each of the Material Project Contract to which it is a party, (b) take all reasonable and necessary action to prevent the termination or cancellation of any Material Project Contract to which it is a party in accordance with the terms of such Material Project Contract or otherwise (except for the expiration of any Material Project Contract in accordance with its terms and not as a result of a breach or default thereunder by such Issuer Party or a modification thereof, or any Material Project Contract (other than the Construction Services Agreement, the Major Offtake Agreements, and the O&M Agreements), the termination or cancellation of which could not reasonably be expected to have a Material Adverse Effect), and (c) enforce against the counterparty to a Material Project Contract each material covenant or obligation of such Material Project Contract to which it is a party in accordance with its terms (other than any failure to enforce any such covenant or obligation in any Material Project Contract (other than the Construction Services Agreement, the Major Offtake Agreements and the O&M Agreements) to the extent such failure could not reasonably be expected to have a Material Adverse Effect).
Section 9.5    Annual Operating Budget; O&M Costs. As a condition precedent to the occurrence of the Completion Date and no later than thirty (30) days prior to the end of each calendar year thereafter, Company shall prepare and deliver to the holders for approval by the Required Holders, such approval not to be unreasonably withheld or delayed, a draft annual operating plan and budget, detailed by month, substantially in the form attached hereto as Schedule 9.5 for the ensuing calendar year (the “Annual Operating Budget”), provided, however, that should any holder fail to provide any objection to such Annual Operating Budget within 30 days after such holder has received such Annual Operating Budget, that holder shall be deemed to have approved such Annual Operating Budget; and provided further, however, that any Annual Operating Budget that does not exceed 110% of the relevant costs set forth in the Annual Operating Budget for the immediately preceding calendar year shall not require approval. Each draft Annual Operating Budget shall be prepared on a substantially similar basis to the immediately preceding Annual Operating Budget and consistent with the methodology set forth in the Base Case Model and shall include the same categories of revenue and cost, including all anticipated revenues and anticipated expenditures under all waterfall levels set forth in the Depositary Agreement, including operating and maintenance costs, debt service, insurance premiums, anticipated capital expenditures and other costs, charges and liabilities payable by the Issuer Parties. The draft Annual Operating Budget shall reflect escalation of operating costs in accordance with the Material Project Contracts and other changes in circumstances, as applicable. In the event that, pursuant to the immediately preceding sentence, the Annual Operating Budget (other than the initial Annual Operating Budget) is not approved (or the Company has not submitted a proposed Annual Operating Budget in accordance with the terms and conditions herein), an operating budget including 110% of the relevant costs set forth in the Annual Operating Budget for the immediately preceding calendar year

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(other than for fuel, water, chemicals and other consumables, for which the operating budget shall include estimates of actual costs) shall apply until the Annual Operating Budget for the then current fiscal year is approved. Copies of each final Annual Operating Budget adopted shall be furnished to the Independent Engineer and the holders promptly upon its adoption.
Section 9.6    Operation of Project. The Issuer Parties shall operate and maintain the Project or cause the same to be operated and maintained, in good repair, working order, and condition (ordinary wear and tear and obsolescence excepted) consistent with (a) Prudent Industry Practices, (b) Material Project Contracts, (c) material Permits and Legal Requirements (including Environmental Laws) and (d) the applicable Annual Operating Budget and make or cause to be made all repairs (structural and non-structural, extraordinary or ordinary) necessary to operate and maintain the Project in such condition.
Section 9.7    Payment of Taxes and Claims. Each Issuer Party will, and will cause each of its Subsidiaries to, file all income Tax and other material Tax returns required to be filed in any jurisdiction and to pay and discharge all Taxes shown to be due and payable on such returns and all other Taxes, assessments, governmental charges, or levies payable by any of them, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or could reasonably be expected to become a Lien on properties or assets of the Issuer Parties, provided that no Issuer Party or any such Subsidiary need pay any such Tax, assessment, charge, levy or claim if the amount, applicability or validity thereof is contested by such Issuer Party or such Subsidiary, on a timely basis in good faith and in appropriate proceedings, such Issuer Party or Subsidiary has established adequate reserves therefor in accordance with GAAP, and, in the case of any such Tax, assessment, charge, levy or claim that would have a Material Adverse Effect on the Company, the relevant proceeding serves to suspend enforcement or collection of the relevant Tax, assessment, charge, levy or claim.
Section 9.8    Corporate Existence, Etc. Subject to Section 10.14, each Issuer Party will, and will cause each of their Subsidiaries to, at all times preserve and keep in full force and effect (a) its limited liability company, corporate or limited partnership existence, as applicable, and (b) all rights and franchises of such Issuer Party, unless, with respect to this clause (b), in the good faith judgment of such Issuer Party, the termination of or failure to preserve and keep in full force and effect such right or franchise could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.9    Books and Records. Each Issuer Party will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Issuer Party or Subsidiary, as the case may be. Each Issuer Party will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect in all material respects all transactions and dispositions of assets. Each Issuer Party and its Subsidiaries has devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect in all material respects all transactions and dispositions of assets and such Issuer Party will, and will cause each of its Subsidiaries to, continue to maintain such system.
Section 9.10    Subsidiary Guarantors. In the event any Issuer Party forms a subsidiary, it shall cause such Subsidiary to do each of the following concurrently with the formation thereof (each such Subsidiary, along with each of Midla and MLGT, a “Subsidiary Guarantor”):
(a)    enter into an agreement substantially in the form of Schedule 9.10 (or otherwise in form and substance satisfactory to the Required Holders) (each such agreement, a “Counterpart Agreement”)

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providing for the guaranty by such Subsidiary Guarantor, on a joint and several basis with the other Guarantors, of (i) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount or otherwise) and this Agreement, including all indemnities, fees and expenses payable by the Issuer Parties thereunder and (ii) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it; and
(b)    deliver the following to each holder of a Note:
(i)    an executed Counterpart Agreement;
(ii)    a certificate signed by an authorized Responsible Officer of such Subsidiary Guarantor containing representations and warranties on behalf of such Subsidiary Guarantor to the same effect, mutatis mutandis, as those contained in this Agreement (but with respect to such Subsidiary Guarantor rather than the Issuer Parties);
(iii)    all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and good standing of such Subsidiary Guarantor and the due authorization by all requisite action on the part of such Subsidiary Guarantor, the execution and delivery of such Counterpart Agreement and the performance by such Subsidiary Guarantor of its obligations thereunder;
(iv)    an executed joinder to the Security Agreement, the Depositary Agreement and each other applicable Security Document, in form and substance reasonably satisfactory to the Required Holders; and
(i)    an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary Guarantor as the Required Holders may reasonably request.
Section 9.11     Separate Existence. Each Issuer Party shall, (a) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such Issuer Party, except that the books of account of the Issuer Parties may be consolidated, (b) not commingle its funds or assets with those of any other entity which is an Affiliate of such Issuer Party (other than the other Issuer Parties), (c) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such Issuer Party’s actions, which meetings will be separate from those of other entities, (d) observe all material limited liability company procedures and formalities, including without limitation, (i) maintaining minutes or records of meetings of the company, (ii) conducting its own business in its own name and through authorized agents pursuant to its organizational documents and (iii) holding itself out to the public as a legal entity separate and distinct from any other Person and correcting any known misunderstandings regarding its separate identity, (e) pay its liabilities only from its assets, contributions in respect of its equity or from its borrowings, shall remain solvent and able to pay its own liabilities and maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, (f) conduct its dealings with third parties in its own name and as a separate and independent entity, and not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person, (g) directly manage its own liabilities, including paying its own operating expenses and salaries of its employees, if any, and (h) maintain separate bank accounts in its own name and all investments made by or on behalf of such Issuer Party shall be made solely in its name (except as may be required or expressly permitted under the Note Documents).

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Section 9.12    Use of Proceeds. The Company will use the proceeds of the sale of the Notes in accordance with Section 5.15 or as otherwise permitted under the Note Documents.
Section 9.13    Further Assurances.
(c)    From time to time, the Issuer Parties shall, at their own expense, (i) execute, acknowledge, record, register, deliver and/or file all such notices, statements, instruments and other documents (including any memorandum of lease or other agreement, UCC financing statement or continuation statement, certificate of title or estoppel certificate relating to the Collateral, stating the interest and charges then due and any known Events of Default or Defaults) and (ii) take such other steps as may be reasonably necessary or advisable to render fully valid and enforceable under all applicable laws the rights, Liens and priorities of each holder of a Note with respect to all Collateral and other security from time to time furnished under this Agreement and the other Note Documents or intended to be so furnished, in each case in such form and at such times as shall be reasonably satisfactory to each holder of a Note, and pay all reasonable fees and expenses (including reasonable attorneys’ fees) incident to compliance with this Section.
(d)    If any Issuer Party shall at any time acquire any interest in real property that is necessary or material to the construction and operation of the Project or that has a value in excess of $1,000,000 and is not covered by the Mortgage, then within a reasonable period of time following such acquisition (and in any event no later than 120 days thereafter), the Issuer Parties shall (i) execute, deliver and record a supplement or amendment to the Mortgage (or, if necessary, a new Mortgage), reasonably satisfactory in form and substance to the Required Holders, subjecting the real property to the Lien and security interest created by the Mortgage, (ii) if required by the Collateral Agent, obtain an endorsement or supplement to the Title Policy insuring (A) the lien of the Mortgage in such additional real property, subject only to Permitted Encumbrances and other exceptions to title approved by the Required Holders, and (B) the continuing first priority lien of the Mortgage (subject only to Permitted Encumbrances and any other exceptions to title as are reasonably acceptable to the Required Holders), (iii) deliver a survey with respect to such real property in compliance with the requirements set forth in Section 4.25, and (iv) and opinion of local counsel in the jurisdiction in which such real property is located, with respect to the enforceability of the amendment or other supplement to the Mortgage and such other matters as the Collateral Agent shall reasonably require.
(e)    Upon the request of the Collateral Agent or any holder, the Company shall execute and deliver all documents as shall be necessary or that the Collateral Agent or any holder shall reasonably request in connection with the rights and remedies of the Collateral Agent and each holder of a Note under the Note Documents, and perform such other reasonable acts as may be necessary to carry out the intent of this Agreement and the other Note Documents.
(f)    Unless the Required Holders have waived such requirement in writing, each Issuer Party shall (i) cause the applicable counterparty to any Project Contract that is entered into in replacement of any Material Project Contract that is a Material Project Contract as of the Closing Date and (ii) use commercially reasonable efforts to cause the applicable counterparty to any Material Project Contract entered into after the Closing Date (other than any Project Contract that is entered into in replacement of any Material Project Contract in accordance with this Agreement that is an easement, right of way, license or other agreement in respect of real property rights), in each case, to execute and deliver to Collateral Agent a consent to collateral assignment in substantially the form attached hereto as Schedule 9.13(d), such other form as the applicable counterparty may have previously delivered to the holders of the Notes in connection with this Agreement, or such other form as is prescribed by applicable law, in each case with such changes as are reasonably acceptable to the Required Holders.

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(g)    Within ninety (90) days (or such longer period to which the Collateral Agent may agree in its sole discretion) of the completion of all contemplated improvements to the portion of the Owned Property required to be surveyed pursuant to Section 4.25 hereof, the Issuer Parties shall deliver to Collateral Agent an updated, as built A.L.T.A. survey in compliance with the requirements of Section 4.25 hereof; provided, however, such A.L.T.A. survey shall not be required in the event that the improvements made to the applicable portion of the Owned Real Property do not affect the matters to be shown and described in such A.L.T.A. survey.
Section 9.14    Revenue Account. The Issuer Parties shall deposit in the Revenue Account all Pipeline Revenues and other amounts required to be deposited in to the Revenue Account pursuant to the Depositary Agreement, for application solely for the purposes and in the order and manner provided in the Depositary Agreement.
Section 9.15    Environmental Matters. The Issuer Parties shall (a) comply, and cause all Project Parties to comply, in all material respects with Environmental Laws; (b) conduct investigations and undertake corrective, remedial or other action necessary to identify, remove or clean up any Releases or threatened Releases of Hazardous Substances related to the Project where such Releases or threatened Releases have or which could reasonably be expected to have, any material or sustained adverse impact on the development, construction, operation or maintenance of the Project or the decommissioning or abandonment of the Legacy System; and (c) immediately report to the holders any Environmental Claims, material non-compliance with Environmental Laws or other environmental matters that would reasonably be expected to result in materially significant adverse risks or impacts relating to the Project.
Section 9.16    Completion Testing. The Issuer Parties shall provide at least 5 Business Days’ prior written notice to the holders and the Independent Engineer of the commencement of any testing to achieve “Mechanical Completion” or “Final Completion” under and as defined in the Construction Services Agreement.
Section 9.17    Standards of Construction. Each Issuer Party shall take commercially reasonable steps to ensure that the works set out in the Construction Services Agreement and other Project Contracts related to the construction of the Project are constructed, completed, tested, commissioned, equipped and maintained in accordance with Prudent Industry Practices and the Construction Budget and Construction Schedule.
Section 9.18    Pari Passu. The Issuer Parties will take all action necessary to ensure that the Obligations are senior, secured and unsubordinated obligations and rank and will rank at least pari passu in priority of payment and in all other respects with all unsecured obligations of the Issuer Parties outstanding at any time except for any obligations of the Issuer Parties (including any tax, pension, social security and employment obligations) held by those whose claims are preferred under any bankruptcy or insolvency procedures to the extent required by the terms of any Applicable Law.
Section 9.19    Control Agreements. The Issuer Parties will (a) enter into Control Agreements which are in form and substance reasonably satisfactory to the Required Holders in respect of each of the Construction Discretionary Account and the O&M Discretionary Account within 30 days after the Closing Date or (b) if the Issuer Parties have not entered into such Control Agreements by such date, the Issuer Parties shall move all amounts in the Construction Discretionary Account to the Construction Account and all amounts in the O&M Discretionary Account, and will not be entitled to have any funds in the Construction Discretionary Account or the O&M Discretionary Account until such time as the Issuer Parties have entered into such Control Agreements..

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Section 10.	NEGATIVE COVENANTS
Each Issuer Party covenants that so long as any of the Notes are outstanding:
Section 10.1    Transactions with Affiliates. No Issuer Party will, nor will it permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, other than (a) transactions with other Issuer Parties, (b) the O&M Agreements and (c) in the ordinary course of business and pursuant to the reasonable requirements of such Issuer Party’s business and upon fair and reasonable terms no less favorable to such Issuer Party than such Issuer Party would be able to obtain in a comparable arm’s length transaction with a Person not an Affiliate.
Section 10.2    Dissolution; Merger. No Issuer Party shall consolidate with or merge with any other Person, or implement any material acquisition or purchase of assets consisting of a business or line of business from any Person, or purchase or otherwise acquire all or substantially all of the assets of any Person, or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, or wind up, liquidate or dissolve or take any action that would result in the winding up or dissolution of such Issuer Party.
Section 10.3    Line of Business. No Issuer Party shall engage in any business other than the ownership, development, construction, testing, management, maintenance, operation, use, improvement and financing of the Project and the decommissioning or abandonment of the Legacy System and all activities related thereto.
Section 10.4    Economic Sanctions, Etc. No Issuer Party will, nor will it permit any Controlled Entity, (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation, or subject to sanctions under, of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.
Section 10.5    Debt. The Issuer Parties shall not incur, create, assume or permit to exist any Debt other than Permitted Debt.
Section 10.6    Liens. No Issuer Party will, directly or indirectly, create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset of such Issuer Party, whether now owned or held or hereafter acquired or any income or profits therefrom except Permitted Encumbrances.
Section 10.7    Material Project Contracts. Without the prior consent of the Required Holders, no Issuer Party shall, nor shall it permit any of its Subsidiaries to:
(k)    terminate, amend or otherwise modify (or permit the termination of or amendment or modification to), or enter into any waiver or consent under any Material Project Contract, other than (i) any change order under the Construction Services Agreement if the Company certifies to the holders that (x) such change order does not require the expenditure by the Issuer Parties of more than $500,000 individually and $1,500,000 in the aggregate together with all prior change orders requested or agreed to by the Company during the term of this Agreement, (y) such change order is not, individually or in the aggregate when taken

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together with previously executed change orders requested or agreed to by the Company during the term of this Agreement or amendments, adverse to the Issuer Parties, the Project or the interests of the Secured Parties in the Collateral and (z) such change order will not result in any extension of the anticipated Completion Date, change to any warranty, performance guarantee or minimum performance levels and guarantees, change to the payment schedule, change to the procedures for or results of any performance or completion tests, amendment of the definitions of “Mechanical Completion”, “Final Completion” or the conditions, events or circumstances that give rise to an event of default or change the “Guaranteed Mechanical Completion Date” (each as defined in the Construction Services Agreement); (ii) any amendment or modification that is of an administrative or otherwise immaterial nature or (iii) in the case of any termination of any Material Project Contract, the applicable Issuer Party (A) shall have entered into a replacement Material Project Contract, or obtained a replacement counterparty to the applicable Material Project Contract, within 90 days after the termination in form and substance, and with a counterparty whose identity is, reasonably satisfactory to the Required Holders (such approval not to be unreasonably withheld, conditioned or delayed) and (B) shall have caused such replacement agreement to become subject to the Liens granted under the Security Documents and, if applicable, used commercially reasonably efforts to deliver or caused to be delivered a consent to collateral assignment from each counterparty to such replacement agreement in substantially the form attached hereto as Schedule 10.7(c) with such changes thereto as are satisfactory to the Required Holders. For the avoidance of doubt, the foregoing shall not apply to the expiration of a Material Project Contract in accordance with its terms, the failure to exercise an option to extend a Material Project Contract or the termination of a Material Project Contract because the work thereunder has been completed.
(l)    enter into any additional Material Project Contract unless (i) the Issuer Parties have used commercially reasonable efforts to deliver a consent to collateral assignment from the counterparty under such additional Material Project Contract in substantially the form attached hereto as Schedule 10.7(b) with such changes thereto as are satisfactory to the Required Holders, (ii) the entry into such additional Material Project Contract is not, individually or in the aggregate with other additional Material Project Contracts, materially adverse to the Issuer Parties, the Project or the interests of the Secured Parties in the Collateral and (iii) to the extent such additional Material Project Contract is related to the construction of the Project, the Independent Engineer has reviewed such additional Material Project Contract and confirmed that such Material Project Contract is consistent with the Construction Budget, the Project Schedule and the ROW Schedule; or
(m)    permit any counterparty to a Material Project Contract to substitute or diminish any performance security, letter of credit or guarantee supporting such counterparty’s obligations thereunder, except to the extent that such counterparty is permitted to do so without the consent of the Issuer Parties under the terms of such Material Project Contract.
Section 10.8    Abandonment of Project. No Issuer Party will Abandon (and shall not permit any Abandonment) of the Project.
Section 10.9    Contingent Liabilities. No Issuer Party will, nor will it permit any of its Subsidiaries to, assume liability under any contractual obligation (including any Assurance) as a surety or accommodation endorser for or upon the obligation of any other Person, except (a) indemnities provided under the Material Project Contracts, (b) ordinary course indemnities under contractual obligations that are not Material Project Contracts and (c) Debt permitted to be outstanding pursuant to Section 10.5.
Section 10.10    Investments. No Issuer Party will, nor will it permit any of its Subsidiaries to, make any Investments other than (a) Permitted Investments, (b) contingent liabilities permitted under Section 10.9, (c) Distributions permitted under Section 10.12 and (d) Investments in other Issuer Parties.

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Section 10.11    Dispositions of Property. No Issuer Party will, nor will it permit any of its Subsidiaries to, make any Dispositions other than (%3) Dispositions of assets that are determined by an Issuer Party to be obsolete or no longer used or useful in the business of such Issuer Party; (%3) Dispositions made in the ordinary course of business on an arm’s length basis; (%3) Dispositions of Permitted Investments in the ordinary course of business; (%3) Distributions permitted under Section 10.12; (%3) upon any equipment failure, the replacement of such failed equipment with comparable equipment; (%3) the sale, transfer or release, with or without consideration, of real property or interests in real property related to the Project to the extent that such real property or interests in real property is no longer useful in connection with the ownership, operation or maintenance of the Project; (%3) any dispositions of property made in accordance with the FERC Order; (%3) the granting of easements or other interests in real property related to the Project to other Persons so long as such grant is in the ordinary course of business, would constitute a Permitted Encumbrance, is not substantial in amount and does not or could not reasonably be expected to materially detract from the value or use of the affected property or to interfere in any material respect with the Issuer Parties’ ability to construct or operate the Project or perform any material obligation under any Project Contract and (%3) other Dispositions not to exceed $500,000 individually or $1,000,000 during the term of the Notes.
Section 10.12    Distributions. Except for payments to (x) Affiliates of the Issuer Parties pursuant to and in accordance with the Material Project Contracts, (y) payments to the Operator on the Closing Date pursuant to the Funds Flow Memorandum and (x) payments pursuant to Section 3.6(e)(ii) of the Depositary Agreement, no Issuer Party shall make, directly or indirectly, any Distribution (other than to other Issuer Parties) unless, at the time of such Distribution, (%3) the Debt Service Coverage Ratio at the time of such Distribution is not less than 1.20:1.00 and the Company shall have delivered a certificate reflecting the calculation of such Debt Service Coverage Ratio pursuant to Section 7.1(c); (%3) the Projected Debt Service Coverage Ratio for the 12-month period commencing on the first day of the calendar month following the calendar month in which the Distribution is requested to be made is not less than 1.20:1.00; (%3) no Default or Event of Default shall have occurred and be continuing or shall immediately result from such Distribution; (%3) the Supplemental Debt Service Reserve Account and Debt Service Reserve Account shall each be funded to their required levels as set forth in the Depositary Agreement; (%3) no amount shall be owing to any Issuer Party pursuant to any O&M Agreement, and all obligations shall have been performed thereunder; (%3) the Completion Date shall have occurred; (%3) the first Principal Payment Date shall have occurred, (%3) such Distribution is on a date occurring within 30 days after the immediately preceding Principal Payment Date and (%3) the funds necessary to make any such Distribution are on deposit in the Distribution Suspense Account as of the date of such proposed Distribution and are otherwise available to be withdrawn from the Distribution Suspense Account on such date in accordance with the terms and conditions of the Depositary Agreement.
Section 10.13    Secured Accounts. No Issuer Party shall establish or maintain any deposit or securities accounts other than the Depositary Accounts and the local checking accounts permitted under the Depositary Agreement.
Section 10.14    Name and Location; Fiscal Year. No Issuer Party shall change its name, its limited liability company structure, its jurisdiction of organization, the location of its principal place of business or its organization identification number without notice to the holders of the Notes at least thirty (30) days prior to such change, or change its fiscal year without the Required Holders’ prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.
Section 10.15    Modification and Termination of Organizational Documents. The Issuer Parties shall not consent to, or permit, the termination or cancellation of any Organizational Document of

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any Issuer Parties or any material amendment, supplement, waiver or modification of any Organizational Document of any Issuer Parties, except with notification to each holder of a Note (a) to change the directors and officers of the Issuer Parties from time to time, (b) to change the name of the Issuer Party and address from time to time to the extent permitted by and subject to Section 10.14 and the terms of the Security Documents, (c) as required to comply with any Legal Requirement or (d) to effect changes that are ministerial or administrative in nature.
Section 10.16    Hazardous Substances. No Issuer Party shall use, Release or dispose of Hazardous Substances other than in accordance in all material respects with applicable Environmental Law.
Section 10.17    Partnerships; Joint Ventures; Subsidiaries. No Issuer Party shall become a general or limited partner in any partnership or a joint venturer in any joint venture, or hold stock in any Subsidiary unless such Subsidiary has become a Subsidiary Guarantor hereunder in accordance with Section 9.10.
Section 10.18    Changes to Construction Budget. The Issuer Parties shall not amend or modify the Construction Budget without the prior consent of the Required Holders, in consultation with the Independent Engineer (such consent not to be unreasonably withheld or delayed); provided that the Issuer Parties may, without prior consent, (%3) amend, revise or modify the Construction Budget to reallocate the “contingency” line item specified in the Construction Budget to any other budget categories (other than any line items pertaining to a transaction with an Affiliate), (%3) reallocate any savings, to the extent confirmed by the Independent Engineer, in any line item specified in the Construction Budget in respect of which the work has been completed to any other line item in the Construction Budget (other than any line items pertaining to a transaction with an Affiliate), and (%3) amend, revise or modify the Construction Budget so long as such amendment, revision or modification (x) is required in connection with (i) any actions in respect of any Material Project Contract permitted pursuant to Section 10.7 or (ii) any Additional Project Contract permitted to be entered into without the consent of the Required Holders or to which the Required Holders have consented or (y) reflects changes funded with the proceeds of equity contributions from a source other than an Issuer Party or costs subject to reimbursement by an Affiliate that is not an Issuer Party in accordance with the O&M Agreements. Each Issuer Party shall promptly deliver to the holders of the Notes a copy of any revisions to the Construction Budget effected without the consent of the holders of the Notes pursuant to this Section 10.18.
Section 10.19    Swap Contracts. No Issuer Party shall enter into any Swap Contracts.
Section 10.20    Capital Expenditures; O&M Costs.
(f)    The Issuer Parties shall not pay any capital expenditures (other than capital expenditures that are required to fulfill an Issuer Party’s obligations under the Offtake Agreements or to comply with applicable Legal Requirements) except (i) on or prior to Completion, in accordance with the then-applicable Construction Budget or with the proceeds of voluntary equity contributions and (ii) after Completion, (A) to the extent such capital expenditures are funded from additional voluntary equity contributions, (B) in accordance with the then-applicable Annual Operating Budget as approved under Section 9.5 or (C) to the extent such capital expenditures do not cause the Issuer Parties’ aggregate capital expenditures to exceed the amounts budgeted therefore in the then-applicable Annual Operating Budget by greater than twenty-five percent (25%); provided that the Issuer Parties shall be entitled to pay any such capital expenditures to address any occurrence that in the reasonable judgment of the Issuer Parties requires immediate action and (1) which constitutes a serious actual or potential hazard to the safety of Persons or property, (2) which may immediately and materially interfere with the safe, economical or environmentally sound operation of the

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Project or (3) would violate any Legal Requirements or material Permits, in each case, if not immediately rectified.
(g)    No Issuer Party shall pay any O&M Costs (excluding, for the avoidance of doubt, capital expenditures permitted by Section 10.20(a)) except (i) on or prior to the Completion Date, in accordance with the then-applicable Construction Budget or with the proceeds of voluntary equity contributions or (ii) after the Completion Date, (A) in accordance with the then-applicable Annual Operating Budget as approved under Section 9.5, or (B) to the extent such O&M Costs do not cause the Issuer Parties’ aggregate O&M Costs to exceed the amounts budgeted therefor in the then-applicable Annual Operating Budget by greater than twenty-five percent (25%); provided that the Issuer Parties shall be permitted to pay such O&M Costs (1) to the extent the same are funded from additional voluntary equity contributions made to the Issuer Parties or will be paid or are subject to reimbursement by an Affiliate that is not an Issuer Party in accordance with the O&M Agreements and (2) in order to address any occurrence that in the reasonable judgment of the Issuer Parties requires immediate action and (A) which constitutes a serious actual or potential hazard to the safety of Persons or property, (B) which may immediately and materially interfere with the safe, economical or environmentally sound operation of the Project, or (C) would violate any Legal Requirements or material Permits, in each case, if not immediately rectified.

Section 11.	GUARANTY
Section 11.1    Guaranty of the Obligations. Subject to the provisions of Section 11.2, the Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to each holder the due and punctual payment in full of all obligations of the Company hereunder when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) (collectively, the “Guaranteed Obligations”).
Section 11.2    Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” shall mean, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” shall mean, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 11.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” shall mean, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this

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Section 11.2), minus (B) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 11.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 11.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.2.
Section 11.3    Payment by Guarantors. Subject to Section 11.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any holder may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Guarantors will upon demand pay, or cause to be paid, in cash, to the holders, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Company becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to holders as aforesaid.
Section 11.4    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)    this Guaranty is a guaranty of payment when due and not of collectability;
(b)    this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
(c)    the holders may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Company and any holder with respect to the existence of such Event of Default;
(d)    the obligations of each Guarantor hereunder are independent of the obligations of the Company and the obligations of any other guarantor (including any other Guarantor) with respect to the obligations of the Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Company or any of such other guarantors and whether or not the Company is joined in any such action or actions;
(e)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if any holder is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

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(f)    any holder, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, or (A) accelerate, (B) increase the rate of interest on or (C) otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such holder in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such holder may have against any such security, in each case as such holder in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Note Documents; and
(g)    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Note Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Note Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Note Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any holder might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any holder’s consent to the change, reorganization or termination of the corporate structure or existence of the Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Company may allege or assert against any holder in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, statute of frauds, statute of limitations, and usury; and (viii) any other law, event or circumstance, or any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations or

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constitute a legal or equitable defense to or discharge, limitation or reduction of any Guarantor’s obligations hereunder.
Section 11.5    Waivers by Guarantors. To the fullest extent permitted by law, each Guarantor hereby waives, for the benefit of the holders: (a) any right to require any holder, as a condition of payment or performance by such Guarantor, to (i) proceed against the Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any holder in favor of the Company or any other Person or (iv) pursue any other remedy in the power of any holder whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any holder’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any holder protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Company and notices of any of the matters referred to in Section 11.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
Section 11.6    Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any holder now has or may hereafter have against the Company and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any holder. In addition, until the Guaranteed Obligations shall have been paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 11.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any holder may

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have against the Company, to all right, title and interest any holder may have in any such collateral or security, and to any right any holder may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the holders and shall forthwith be paid over to the holders to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
Section 11.7    Subordination of Other Obligations. Any Debt of the Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Debt collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the holders and shall forthwith be paid over to the holder to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
Section 11.8    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
Section 11.9    Authority of Guarantors or the Company. It is not necessary in connection with this Guaranty for any holder to inquire into the capacity or powers of any Guarantor, the Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.
Section 11.10    Financial Condition of the Company. Any credit extension may be made by any holder of the Notes to the Company or continued by such holder from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of the Company at the time of any such grant or continuation, as the case may be. No holder shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Company. Each Guarantor has adequate means to obtain information from the Company on a continuing basis concerning the financial condition of the Company and its ability to perform its obligations under the Note Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any holder to disclose any matter, fact or thing relating to the business, operations or conditions of the Company now known or hereafter known by any holder.
Section 11.11    Bankruptcy, etc.
(h)    So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Required Holder(s), commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Company or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Company or any other Guarantor or by any defense which the Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(i)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above

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(or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantors and holders that the Guaranteed Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, interim-receiver, receiver-manager, debtor in possession, assignee for the benefit of creditors or similar Person to pay the holders, or allow the claim of the holders in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(j)    In the event that all or any portion of the Guaranteed Obligations are paid by the Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any holder as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
(k)    If any or all of the Guaranteed Obligations are not duly paid or performed by the Company and are not recoverable under Section 11.1 for any reason (including any of the Guaranteed Obligations or any Note Documents being or becoming for any reason (i) void, voidable, ultra vires, illegal, invalid, ineffective or otherwise unenforceable by any holder in accordance with its terms; or (ii) released, compromised or discharged by operation of law or otherwise), each Guarantor shall, jointly and severally and as a separate and distinct obligation, indemnify and save harmless each holder from and against all losses resulting from the failure of the Company to pay and perform such Guaranteed Obligations.
Section 11.12    Stay of Acceleration.
If acceleration of the time for payment of any amount payable by the Company in respect of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy, arrangement or reorganization of the Company or any moratorium affecting the payment of the Guaranteed Obligations, all such amounts of the Guaranteed Obligations that would otherwise be subject to acceleration shall nonetheless be payable by each Guarantor hereunder, jointly and severally, forthwith on demand by the holders.

Section 12.	EVENTS OF DEFAULT.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(e)    the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(f)    the Company defaults in the payment of any interest on any Note, any fees due hereunder or any other amount payable under any other Note Document for more than five Business Days after the same becomes due and payable; or
(g)    any Issuer Party is in breach of any covenant contained in Section 7.1(e), Section 9.2, Section 9.8(a), Section 9.12, Section 9.18, Section 9.19 or Section 10; or

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(h)    any Issuer Party defaults in the performance of or compliance with any term contained herein or in any other Note Document (other than those referred to in Sections 12(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 12(d)); provided that, if such breach is (x) capable of being cured, (y) such Issuer Party has commenced and is diligently pursuing efforts to cure such breach and (z) an extension of time could not reasonably be expected to result in a Material Adverse Effect or to exacerbate an existing Material Adverse Effect, then such cure period shall be extended by an additional 30 days or, solely in the case of a breach relating to an Environmental Law, to the extent the applicable Issuer Party has commenced and is diligently pursuing efforts to cure such breach, an additional 60 days; or
(i)    any representation or warranty made in writing by any Issuer Party or by any officer of any Issuer Party in this Agreement, any other Note Document or in any certificate furnished pursuant hereto or thereto proves to have been false or incorrect in any material respect on the date as of which made; provided that such false or incorrect representation shall not constitute an Event of Default if such condition or circumstance is (i) susceptible to cure, (ii) the facts or conditions giving rise to such misstatement are cured in such a manner as to eliminate such misstatement within 30 days after the earlier of Issuer Party receiving written notice thereof or a Responsible Officer having obtained knowledge thereof and (iii) such facts and circumstances could not reasonably be expected to result in a Material Adverse Effect during the pendency of such cure period; or
(j)    (i) any Issuer Party is in default (as principal or as guarantor or other surety) in the payment of any principal of or interest on any Debt (other than the Notes) that is outstanding in an aggregate principal of at least $1,000,000 beyond any period of grace provided with respect thereto, or (ii) any Issuer Party is in default in the performance of or compliance with any term of any evidence of any Debt (other than the Notes) in an aggregate outstanding principal amount of at least $1,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition, such Debt has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment (excluding any mandatory prepayment of a portion of such Debt not due to an acceleration of such Debt); or
(k)    any Pledgor or any Issuer Party (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement, or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, interim-receiver, receiver-manager, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated (except to the extent that subsection (h) immediately below governs such adjudication), or (vi) takes corporate action for the purpose of any of the foregoing; or
(l)    a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Issuer Party a custodian, receiver, interim-receiver, receiver-manager, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Issuer Party, or any such petition shall be filed against any Issuer Party and such order or petition shall not be dismissed within 60 days; or

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(m)    one or more final, non-appealable judgments or orders for the payment of money aggregating in excess of $1,000,000 (to the extent not covered by insurance), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Issuer Parties and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
(n)    any part of an Issuer Party's interest in the Project or any other property of any Issuer Party having a fair market value in excess of $1,000,000 in the aggregate shall be seized (including by way of execution, attachment, garnishment or distraint) or any Lien thereon securing obligations in excess of $1,000,000 shall be enforced, or such property shall become subject to any charging order or equitable execution of a court, or any writ of enforcement, writ of execution or distress warrant with respect to obligations in excess of $1,000,000 or such property and in any case such seizure, execution, attachment, garnishment, enforcement, distraint, charging order or equitable execution, or other seizure or right, shall continue in effect and not be released or discharged for more than 60 days; or
(o)     if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the applicable Issuer Party or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) any Issuer Party or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) any Issuer Party or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) any Issuer Party or any Issuer Party’s Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the applicable Issuer Party or any Subsidiary thereunder; and any such event or events described in clauses (ii) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 12(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA;
(p)    (i) any Issuer Party shall contest or deny in any manner the validity, binding nature or enforceability of any Note Document or (ii) the obligations of any Issuer Party under any Note Document are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Note Document for any reason; or
(q)    Completion is not achieved on or prior to the Date Certain; or
(r)    there shall have occurred in respect of the Project an Environmental Claim or material liability or obligation related to a material environmental matter which could reasonably be expected to have a Material Adverse Effect and which breach is not cured within 60 days from the earlier of (A) any holder giving notice of such breach to the applicable Issuer Party and (B) the date that the applicable Issuer Party or the Operator knew of such breach; provided that there shall be no Event of Default under this clause if the Issuer Parties have prepared a written plan to undertake all measures as may be necessary to remove, remedy, compensate, abate, contain, treat, ameliorate or otherwise render compliant any matter that has given rise to such default (a “Remedial Action Plan”) that is reasonably satisfactory to the Required Holders and

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has started to implement and comply with such plan (to the reasonable satisfaction of the Required Holders); or
(s)    all or substantially all of the Project Facilities are destroyed or are declared a Total Loss by the insurers or an Abandonment occurs; or
(t)    a Change of Control shall occur prior to the Completion Date; or
(u)
(i)    any Issuer Party shall be (x) in breach in any material respect or in default in any material respect under any Major Offtake Agreement and such breach or default shall continue unremedied for the period of time (without giving effect to any extension given to Collateral Agent under any applicable consent to collateral assignment with respect thereto) under such Major Offtake Agreement which such Issuer Party has available to it in which to remedy such breach or default or (y) in breach or in default under a Material Project Contract other than a Major Offtake Agreement and such breach or default shall continue unremedied for the period of time (without giving effect to any extension given to Collateral Agent under any applicable consent to collateral assignment with respect thereto) under such Material Project Contract which such Issuer Party has available to it in which to remedy such breach or default, which breach or default has had or could reasonably be expected to have a material adverse impact on the Issuer Parties, taken as a whole, or the Project; provided that, in any case, if (A) such breach or default cannot be cured within the period of time provided in the applicable Material Project Contract, (B) such breach or default is susceptible of cure within 30 days after such breach or default, (C) such Issuer Party is proceeding with diligence and in good faith to cure such breach or default, (D) the extension of time to cure such breach or default could not reasonably be expected to have an adverse impact on any Issuer Party or the Project, and (E) the Purchasers shall have received a certificate of a Responsible Officer of each Issuer Party to the effect of clauses (A), (B), (C), and (D) above and stating what action the applicable Issuer Party is taking to cure such breach or default, then such 30 day cure period (or such lesser period of time, as the case may be) shall be extended to such date, not to exceed a total of 90 days, as shall be necessary for such Issuer Party diligently to cure such breach or default;
(ii)    any Person other than an Issuer Party shall be in breach of, or in default under, a (x) any Major Offtake Agreement or (y) any Material Project Contract (other than a Major Offtake Agreement) and such breach or default could reasonably be expected to have a material adverse impact on the Issuer Parties, taken as a whole, or the Project; provided that, in any case, no Event of Default shall occur as a result of any such breach or default under clause (y) if (I) (A) such breach or default is cured within 90 days from the time the applicable Issuer Party obtains knowledge of such breach or default, (B) such Issuer Party obtains a replacement counterparty to become party to such Material Project Contract to replace the affected party within such 90 day period, subject to the consent of the Required Holders in accordance with Section 10.7 or (C) such Issuer Party obtains a replacement Material Project Contract within 90 days from the time the applicable Issuer Party obtains knowledge of such breach or default, subject to Required Holder approval in accordance with Section 10.7 or (II) in the case of breach or default involving a bankruptcy or insolvency event of such Person other than an Issuer Party, the applicable Person is substantially performing its remaining obligations with respect to the Material Project Contracts to which it is a party, if any, and has affirmed, within the time prescribed by law (not to exceed 90 days), the Material Project Contracts to which it is a party;
(iii)    (A) (x) any counterparty to any consent to collateral assignment in respect of a Major Offtake Agreement other than any Issuer Party shall disaffirm or repudiate in writing its material

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obligations under any consent and such disaffirmation or repudiation is not rescinded and revoked in writing by such counterparty within 90 days thereof or (y) any counterparty to any consent to collateral assignment in respect of a Material Project Contract (other than a Major Offtake Agreement) other than any Issuer Party shall disaffirm or repudiate in writing its material obligations under any consent and such disaffirmation or repudiation is not rescinded and revoked in writing by such counterparty within 90 days thereof and could reasonably be expected to have a material adverse impact on the Issuer Parties, taken as a whole, or the Project, (B) any representation or warranty made by any counterparty to any consent to collateral assignment in respect of a Material Project Contract other than any Issuer Party in such consent shall be untrue or misleading in any material respect as of the time made and such untrue or misleading representation or warranty could reasonably be expected to have a material adverse impact on the Issuer Parties, taken as a whole, or the Project, or (C) (x) a counterparty to any consent to collateral assignment in respect of a Major Offtake Agreement other than any Issuer Party shall breach any material covenant in such consent or (y) a counterparty to any consent to collateral assignment in respect of a Material Project Contract (other than a Major Offtake Agreement) other than any Issuer Party shall breach any material covenant in such consent and such breach could reasonably be expected to have a material adverse impact on the Issuer Parties, taken as a whole, or the Project; provided that, no Event of Default shall occur under clause (B) or (C) if such breach or untrue or misleading representation or warranty is cured within 90 days from the time the Issuer Parties obtain knowledge of such breach or untrue or misleading representation or warranty; provided, further, that no Event of Default shall occur under this clause (iii) if such Issuer Party obtains a replacement counterparty to become party to such Material Project Contract to replace the affected party within such 90 day period, subject to the consent of the Required Holders in accordance with Section 10.7, or obtains a replacement Material Project Contract within 90 days from the time the applicable Issuer Party obtains knowledge of such breach or untrue or misleading representation or warranty, subject to Required Holder approval in accordance with Section 10.7; or
(iv)    (A)(x)(I) any Major Offtake Agreement shall terminate or shall be declared null and void (except upon fulfilment of such party’s obligations thereunder or the scheduled expiration of the term of such Major Offtake Agreement) or (II) any Material Project Contract shall terminate or shall be declared null and void (except upon fulfilment of such party’s obligations thereunder or the scheduled expiration of the term of such Material Project Contract) other than any such termination or failure to be valid and binding which could not reasonably be expected to have a material adverse impact on the Issuer Parties, taken as a whole, or the Project, or (y) any provision any Material Project Contract shall for any reason cease to be valid and binding on any party thereto (other than any Issuer Party), other than any such termination or failure to be valid and binding which could not reasonably be expected to have a material adverse impact on the Issuer Parties, taken as a whole, or the Project, and except, in the case of the foregoing clause (A)(x) or (y), to the extent that (1) such provision is restored or replaced by a replacement provision in form and substance reasonably acceptable to the Required Holders within (I) with respect to any Major Offtake Agreement or the Construction Services Agreement, a 30 day period thereafter or (II) with respect to any other Material Project Contract, a 90 day period thereafter, or (2) such Issuer Party enters into a replacement contract in respect of such Material Project Contract, subject to Required Holder approval in accordance with Section 10.7, within (I) with respect to any Major Offtake Agreement or the Construction Services Agreement, a 30 day period thereafter or (II) with respect to any other Material Project Contract, a 90 day period thereafter.

Section 13.	REMEDIES ON DEFAULT, ETC.
Section 13.1    Acceleration.

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(c)    If an Event of Default with respect to an Issuer Party described in Section 12(g) or (h) (other than an Event of Default described in clause (i) of Section 12(g) or described in clause (vi) of Section 12(g) by virtue of the fact that such clause encompasses clause (i) of Section 12(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(d)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable (with interest thereon and the Make-Whole Amount).
(e)    If any Event of Default described in Section 12(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable (with interest thereon and the Make-Whole Amount).
Upon any Notes becoming due and payable under this Section 13.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. Each Issuer Party acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.
Section 13.2    Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 13.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
Section 13.3    Rescission. At any time after any Notes have been declared due and payable pursuant to Section 13.1(b) or (c), the Required Holders (such Required Holders calculated with respect to the principal amount of the Notes then outstanding), by written notice to the Company, may rescind and annul any such declaration and its consequences if all Events of Default, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18. No rescission and annulment under this Section 13.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 13.4    No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Note or any other Note Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. The Company will pay to the holder of each Note on demand such

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further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 13, including reasonable attorneys’ fees, expenses and disbursements.

Section 14.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES
Section 14.1    Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes (and the aggregate principal amount and stated interest of such Notes), each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
Section 14.2    Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 19(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations, warranties and acknowledgments set forth in Section 6.
Section 14.3    Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 19(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(n)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

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(o)    in the case of mutilation, upon surrender and cancellation thereof, within 10 Business Days thereafter, the Company at the relevant holder’s expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 15.	PAYMENTS ON NOTES
Section 15.1    Place of Payment. Subject to Section 15.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Houston, Texas at the principal office of the Company. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
Section 15.2    Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule B, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2. The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2.

Section 16.	EXPENSES, ETC.
Section 16.1    Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Issuer Parties, jointly and severally, will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, a local or other counsel in each relevant jurisdiction and, in the event of any conflict of interest, one additional counsel for each group of similarly situated Purchasers or holders) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any other Note Document (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any other Note Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any other Note Document, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees incurred in connection with the insolvency or bankruptcy of any Issuer Party or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated by the Note Documents and (c) the costs and

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expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $5,000. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders in connection with the issuance of the Notes (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note, and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of proceeds of the Notes by the Company, other than any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the bad faith, gross negligence or willful misconduct of a Purchaser or other holder of the Notes as determined by a court of competent jurisdiction in a final and non-appealable judgment.
Section 16.2    Survival. The obligations of each Issuer Party under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or any other Note Document, and the termination of this Agreement.

Section 17.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes and the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein until the payment of all of the Notes in full, and may be relied upon (until the payment of all Notes in full) by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of any Issuer Party pursuant to this Agreement shall be deemed representations and warranties of the applicable Issuer Party under this Agreement. Subject to the preceding sentence, this Agreement and the other Note Documents embody the entire agreement and understanding between each Purchaser and the Issuer Parties and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 18.	AMENDMENT AND WAIVER
Section 18.1    Requirements. This Agreement and the other Note Documents may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Issuer Parties and the Required Holders, except that (a) no amendment or waiver of any of Section 1, Section 2, Section 3, Section 4, Section 5, Section 6 or Section 22 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 13.1 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the application of, the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Section 8 (except as set forth in the second sentence of Section 8.3), Section 12(a), Section 12(b), Section 12(n), Section 13, Section 18 or Section 21.
Section 18.2    Solicitation of Holders of Notes.

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(a)    Solicitation. The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions of any Note Document. The Company will deliver true and correct copies of each amendment, waiver or consent effected pursuant to this Section 18 to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
(b)    Payment. The Issuer Parties will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions of any Note Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.
(c)    Consent in Contemplation of Transfer. Any consent given pursuant to this Section 18 by a holder of a Note that has transferred or has agreed to transfer its Note to an Issuer Party, any Subsidiary or any Affiliate of any Issuer Party in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
Section 18.3    Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Issuer Parties without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between any Issuer Party and any holder of a Note and no delay in exercising any rights hereunder or under any Note Document shall operate as a waiver of any rights of any holder of such Note.
Section 18.4    Notes Held by Issuer Parties, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under any Note Document, or have directed the taking of any action provided in any Note Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Issuer Party or any of its Affiliates shall be deemed not to be outstanding.

Section 19.	NOTICES
Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by facsimile or other electronic transmission if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

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(i)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule B, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
(ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,
(iii)    if to the Company, to the Company at 2103 CityWest Blvd., Building 4, Suite 800, Houston, TX 77042, Attention: Regina Gregory, Telephone: (218)-955-4880, Facsimile: (713)-278-8870, E-mail: RGregory@americanmidstream.com
Notices under this Section 19 will be deemed given only when actually received or rejected.
Any party hereto may change its address for purposes of this Section 19 by giving notice to the other parties by the methods described above.

Section 20.	REPRODUCTION OF DOCUMENTS
This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. Each Issuer Party agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit any Issuer Party or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 21.	CONFIDENTIAL INFORMATION
For the purposes of this Section 21, “Confidential Information” means information delivered to any Purchaser or holder (a “Recipient”) by or on behalf of the Issuer Parties or any of their respective Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Recipient as being confidential information of the Issuer Parties or any such Subsidiary; provided, however, that all information, agreements and documents that are available on the Intralinks data site related to the transaction contemplated by this Agreement shall be deemed to be “Confidential Information” except to the extent excluded from Confidential Information pursuant to clauses (a) through (d) below, and Purchaser acknowledges that such information, agreements and documents are “Confidential Information” and; provided further, that the term “Confidential Information” does not include information that (a) was publicly known or otherwise known to such Recipient prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Recipient or any Person acting on such Recipient’s behalf, (c) otherwise becomes known to such Recipient other than through disclosure by the Issuer Parties or any of their respective Subsidiaries or (d) constitutes financial statements delivered to such Recipient under Section 7.1 that are otherwise publicly available. Each Recipient will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Recipient in good faith to protect its own confidential information, provided that such Recipient may deliver or disclose Confidential

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Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 21), (v) any Person from which it offers to purchase any Security of any Issuer Party (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 21), (vi) any federal or state regulatory authority having jurisdiction over such Recipient, (vii) the NAIC or the SVO or, in each case, any similar organization, or any NRSRO that requires access to information about such Recipient’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Recipient, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Recipient is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Recipient may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under any Note Document. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 21.
In the event that as a condition to receiving access to information relating to any Issuer Party or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 21, this Section 21 shall not be amended thereby and, as between such Purchaser or such holder and any Issuer Party, this Section 21 shall supersede any such other confidentiality undertaking.

Section 22.	SUBSTITUTION OF PURCHASER
Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations, warranties and acknowledgments set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 22), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 22), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 1.	SCOPE OF LIABILITY

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Notwithstanding anything to the contrary in this Agreement or the other Note Documents, no Purchaser, holder of any Note, Placement Agent or other Person (collectively, the “Claiming Parties”) shall have any recourse against the Sponsor, the Pledgor, any of their members, partners or any of their other Affiliates (except for each Issuer Party), or the members, stockholders, partners or other owners, officers, directors, managers, agents, representatives or employees of any of such parties (each, a “Non-Recourse Party”), for any liability to any Claiming Party arising in connection with any breach or default under this Agreement or any Note Document, except to the extent the same is enforced against the Issuer Parties and the Collateral and the rents, issues, profits, proceeds and products of the Collateral, and the Claiming Parties shall look solely to the Issuer Parties (but not to any Non-Recourse Party or to any distributions received by or payments allowed to any Non-Recourse Party in accordance with the terms of this Agreement or any Note Document) and the Collateral and the rents, issues, profits, proceeds and products of the Collateral in enforcing rights and obligations under and in connection with the Note Documents, provided that (a) the foregoing provisions of this Section 23 shall not constitute a waiver, release or discharge of any of the indebtedness, or of any of the terms, covenants, conditions, or provisions of this Agreement or other Note Document or the Project Contracts, and the same shall continue until all Obligations have been fully paid, discharged, observed, or performed; (b) the foregoing provisions of this Section 23 shall not limit or restrict the right of the Claiming Parties to name (i) the Pledgor as a defendant in any action or suit for judicial foreclosure or the exercise of any other remedy under the Pledge Agreement with respect to the Pledged Collateral owned by the Pledgor and pledged pursuant to the Pledge Agreement, (ii) the Operator as a defendant in any action or suit for judicial foreclosure or the exercise of any other remedy under the O&M Agreements or the consents to collateral assignment entered into in respect of the O&M Agreements, or (iii) any Issuer Party as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement, the Security Documents or any other Note Document, or otherwise, or for injunction or specific performance; or (c) the foregoing provisions of this Section 23 shall not limit the liability of any Person who is a party to any Project Contract with respect to such liability as may arise by reason of the terms and conditions of such Project Contract (but subject to any limitation of liability in such Project Contract), in each case, relating solely to the liability of such Person as may arise under such referenced agreement; and (d) in any way limit or restrict any right or remedy of the Collateral Agent, any Purchaser or any other Secured Party (or any assignee or beneficiary thereof or successor thereto) with respect to any fraud, willful misrepresentation, or misappropriation of Pipeline Revenues, Loss Proceeds, or any other earnings, revenues, rents, issues, profits or proceeds from or of the Collateral, that should or would have been paid as provided herein or paid or delivered to the Collateral Agent, such Purchaser or any other Secured Party (or any assignee or beneficiary thereof or successor thereto) towards any payment required under this Agreement or any Note Document.

Section 2.	MISCELLANEOUS
Section 2.1    Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not. The Company may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Note Document without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.
Section 2.2    Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made

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in accordance with GAAP, and (b) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Debt”), any election by an Issuer Party to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made. If there occurs a change in generally accepted accounting principles relating to revenue recognition resulting from the joint revenue recognition standard of the Financial Accounting Standards Board and the International Accounting Standards Board, and such change would require disclosure under GAAP in the financial statements of the Issuer Parties and would cause a change in the method of calculation of any covenant contained in this Agreement or any Note Document, or in standards or terms, in either case, as determined in good faith by the Company (an “Accounting Change”), then the Company may elect, as evidenced by a written notice of the Company to the holders, that such financial covenants, standards or terms shall be calculated as if such Accounting Change had not occurred.
Section 2.3    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 2.4    Construction, etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such note issued in substitution therefor pursuant to Section 14, (b) subject to Section 24.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 2.5    Counterparts and Delivery. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The delivery of any executed counterpart electronically (including by

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facsimile, .pdf or other electronic transmission) shall have the same effect as the delivery of an original executed counterpart.
Section 2.6    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
Section 2.7    Jurisdiction and Process; Waiver of Jury Trial.
(e)    Each Issuer Party irrevocably submits to the exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, each Issuer Party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(f)    Each Issuer Party agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 24.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
(g)    Each Issuer Party consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 23.7(a) by mailing a copy thereof by registered or certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 19 or at such other address of which such holder shall then have been notified pursuant to said Section. Each Issuer Party agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(h)    Nothing in this Section 24.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes or may have to bring proceedings against any Issuer Party in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(i)    The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.
Section 2.8    USA PATRIOT Act. Each Purchaser hereby notifies the Issuer Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Issuer Parties, including the name and address of each Issuer Party and other information that will allow the Purchasers to identify each Issuer Party in accordance with the USA PATRIOT Act.

Section 3.	PAYMENTS FREE OF TAXES, ETC.

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Section 3.1    Withholding. Any and all payments by or on account of any obligation of an Issuer Party hereunder or under any other Note Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable laws require any Tax to be withheld or deducted from any payments by or on account of any obligation of an Issuer Party hereunder or under any other Note Document, (a) the applicable Issuer Party shall withhold or deduct such Tax in accordance with such applicable laws and timely pay the full amount withheld or deducted to the relevant governmental authority in accordance with such applicable laws, and (b) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Issuer Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including withholding or deductions of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 25) each holder receives an amount equal to the sum it would have received had no such withholding or deduction been made.
Section 3.2    Other Taxes. The Issuer Parties shall timely pay any Other Taxes to the relevant governmental authority in accordance with applicable laws.
Section 3.3    Indemnification. Except as provided in Section 24.8, the Issuer Parties shall jointly and severally indemnify each holder, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 25) paid by or on behalf of such holder and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority; provided that nothing in this section shall prohibit Issuer Parties from contesting such Taxes in good faith by appropriate procedures. A certificate as to the amount of such payment or liability, showing in reasonable detail the basis for the calculation thereof, delivered to the Company by or on behalf of a holder, shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, no holder shall be indemnified for any interest or penalties hereunder to the extent such interest or penalties accrue after the date that is 180 days after the date on which the relevant governmental authority makes written demand upon such holder for payment of such Indemnified Taxes.
Section 3.4    Evidence of Payment. Upon request by any holder after any payment of Taxes by any Issuer Party to a governmental authority as provided in this Section 25, the applicable Issuer Party shall deliver to the holder the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, if any, a copy of any return required by applicable laws to report such payment or other evidence of such payment reasonably satisfactory to the holder.
Section 3.5    Forms. Any holder that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Note Document shall deliver to the Company, at the time or times reasonably requested by the Company, such properly completed and executed documentation reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any holder, if reasonably requested by the Company, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company as will enable the Company to determine whether or not such holder is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such as described in the remainder of this paragraph) shall not be required if in the holder’s reasonable judgment such completion, execution or submission would subject such holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such holder. A holder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall, at the time it acquires the Notes and thereafter as

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reasonably requested by the Company or upon the expiration, invalidity or obsolescence of any previously delivered form, furnish to the Company either: (a) in the case of a holder claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, two accurate and complete copies of U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E and a certificate (substantially in the form of Schedule 25.5) to the effect that the holder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10-percent shareholder” within the meaning of Section 881(c)(3)(B) of the Code and is not a controlled foreign corporation described in Section 881(c)(3)(C) of the Code, or (b) two accurate and complete copies of U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E (in the case of a holder claiming the benefits of an income tax treaty to which the United States is a party), Form W-8ECI or Form W-8WIMY (accompanied by all required attachments). In addition, each holder that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall, at the time it acquires the Notes and thereafter as reasonably requested by the Company or upon the expiration, invalidity or obsolescence of any previously delivered form, furnish to the Company two complete and accurate copies of U.S. Internal Revenue Service Form W-9 certifying that such holder is exempt from U.S. federal backup withholding. Notwithstanding the foregoing, a holder shall not be required to deliver any form or documentation it is not legally permitted to deliver.
Section 3.6    Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 25 (including by the payment of additional amounts pursuant to this Section 25), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 25 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 25.6 (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this Section 25.6, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 25.6 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 25.6 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
Section 3.7    FATCA. If a payment made to a holder under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such holder shall deliver to the Company at the time or times prescribed by law and at such time or times reasonably requested by the Company such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company as may be necessary for the Company to comply with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 25.7, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Section 3.8    Survival. Without prejudice to the survival of any other agreements of parties hereunder, the agreements and obligations of the parties hereto contained in this Section 25 shall survive

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any assignment of rights under the Note Documents by a holder and the payment in full of all amounts due under the Note Documents.
* * * * *

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If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you, the Issuer Parties.

Very truly yours,

AMERICAN MIDSTREAM MIDLA FINANCING, LLC, as Issuer

By:	/s/ Eric T. Kalamaras Name: Eric T. Kalamaras Title: Senior Vice President and Chief
Financial Officer

AMERICAN MIDSTREAM (MIDLA), LLC, as Subsidiary Guarantor

By:	/s/ Eric T. Kalamaras Name: Eric T. Kalamaras Title: Senior Vice President and Chief
Financial Officer

MID LOUISIANA GAS TRANSMISSION, LLC, as Subsidiary Guarantor

By:	/s/ Eric T. Kalamaras Name: Eric T. Kalamaras Title: Senior Vice President and Chief
Financial Officer

(Signature Page to Note Purchase and Guaranty Agreement)

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This Agreement is hereby accepted and agreed to as of the date hereof.
MASSACHUSETTS MUTUAL LIFE INSURANCE
COMPANY

By: Barings LLC as Investment Adviser

By: /s/ Patrick M. Manseau
Name: Patrick M. Manseau
Title: Managing Director

MASSMUTUAL ASIA LIMITED

By: Barings LLC as Investment Adviser

By: /s/ Patrick M. Manseau
Name: Patrick M. Manseau
Title: Managing Director

(Signature Page to Note Purchase and Guaranty Agreement)

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Schedule A
Defined Terms
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Abandon” or “Abandonment” means a formal, public announcement by the Issuer Parties of a decision to abandon, or the actual suspension or abandonment of substantially all activities in respect of, the Project for any reason for more than 90 consecutive days or 365 non-consecutive days or any filing by any Issuer Party with a Governmental Authority giving notice of the intent to abandon the Project for any reason, other than the portions of the Project contemplated to be decommissioned or abandoned pursuant to the FERC Order.
“Accounting Change” is defined in Section 24.2.
“Acquired” shall mean, with respect to each tract or parcel of ROW, that (a) the applicable Issuer Party has (i) obtained an enforceable instrument conveying, or agreement to convey, to such Issuer Party fee title, a valid easement interest in or other indefeasible title to such tract or parcel from the owner thereof and (ii) delivered to the Purchasers evidence that such instrument or agreement has been filed for recording in the appropriate real property records applicable thereto or (b) the applicable special commissioners or other Governmental Authority have filed with the judge of competent jurisdiction, or a judge of competent jurisdiction has otherwise granted or ordered, an award of eminent domain, condemnation, expropriation or similar award in respect of such tract or parcel, in each case of clause (a) and (b), in a manner that is sufficient to permit the construction of the Project on such tract or parcel and, from and after the Completion Date, the maintenance and operation of the Project on such tract or parcel through the Maturity Date.
“Additional Payments” is defined in Section 8.4.
“Additional Project Contract” means any Project Contract entered into after the Closing Date.
“Affiliate” means, at any time, in relation to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the first mentioned Person.
“Aggregate Payments” is defined in Section 11.2.
“Agreement” means this Agreement, including all Schedules attached to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other

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money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Annual Operating Budget” has the meaning set forth in Section 9.5.
“Assurance” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:
(a)    to purchase such indebtedness or obligation or any property constituting security therefor;
(b)    to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;
(c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
(d)    otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Assurance, the indebtedness or other obligations that are the subject of such Assurance shall be assumed to be direct obligations of such obligor.
“Base Case Model” means the base case projections of the Company with respect to the Project, which shall be consistent with the Independent Engineer’s findings, in form and substance reasonably satisfactory to the Purchasers.
“Bankruptcy Code” means Title 11 of the United States Code as now and hereafter in effect, or any successor statute.
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City, United States are required or authorized to be closed.

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“Capital Lease” means, at any time, any lease of any property (whether real, personal or mixed) by any Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.
“Capital Lease Obligations” means, as of any date, the amount of the obligations of a Person as lessee under a Capital Lease that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease, incurred or created or assumed as part of the acquisition, construction or improvements of any fixed or capital asset.
“Capital Stock” means, with respect to any Person, any and all outstanding shares or other equivalents (however designated, whether voting or non-voting) of, or interests or participations in (however designated), the equity of such Person including all common stock and Preferred Stock, limited liability company membership interests, and partnership and joint venture interests of such Person.
“Cash Flow Available for Debt Service” for any period, means (a) Pipeline Revenues received by the Issuer Parties minus (b) O&M Costs.
“Change of Control” means the consummation of any transaction or series of transactions as a result of which (a) prior to the Completion Date, Sponsor shall cease to own and control, directly or indirectly, 100% of both the voting and economic interests of the Company, (b) from and after the Completion Date, Sponsor and/or one or more Replacement Sponsors shall cease to collectively own and control, directly or indirectly, more than 50% of both the voting and economic interests of the Company, or (c) Pledgor ceases to own 100% of the Equity Interests of the Company.
“Change of Control Offer” is defined in Section 8.9(a).
“Change of Control Payment” is defined in Section 8.9(a).
“Change of Control Payment Date” is defined in Section 8.9(a)(ii).
“Closing” is defined in Section 3.
“Closing Date” is defined in Section 3.
“Collateral” means all properties of the Pledgor and the Issuer Parties, now owned or hereafter acquired, over which Liens have been granted to the Collateral Agent (for the benefit of the Purchasers) pursuant to any Security Documents.
“Collateral Agent” means Wells Fargo Bank, National Association, acting in its capacity as Collateral Agent for the Secured Parties under the Note Documents, or any successor thereto.
“Collateral Agency Agreement” means that Collateral Agency Agreement, dated as of the date hereof, by and among the Company, each of the Purchasers and the Collateral Agent.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

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“Company” is defined in the introductory paragraph to this Agreement.
“Company Party” means each of Pledgor and each Issuer Party.
“Company Flood Notice” is defined in Section 4.24(b).
“Completion” shall mean the satisfaction of each of the following conditions:
(a)    Mechanical Completion has occurred under the Construction Services Agreement;
(b)    the Project shall have achieved commercial operation and all necessary and material facilities for operation of the Project in accordance with the Base Case Model and the Material Project Contracts shall have been completed and shall be operational;
(c)    the Project shall be capable of operating in accordance with the terms of each of the Major Offtake Agreements;
(d)    the Independent Engineer shall have provided a certificate in the form attached hereto as Schedule C;
(e)    full payment of all amounts then due and payable under the Construction Services Agreement other than (i) amounts payable in respect of remaining punch list items to be completed, for which the Issuer Parties shall have reserved sufficient amounts in accordance with the Depositary Agreement; (ii) amounts properly withheld or retained by Midla in accordance with the terms and conditions of the Construction Services Agreement; and (iii) in the event that any amount under the Construction Services Agreement is disputed by Midla, adequate amounts shall have been reserved for payment thereof;
(f)    all of the insurance required to be in place in respect of the Project under Section 9.2 and each of the Material Project Contracts with respect to the operational phase of the Project shall be in full force and effect and the Insurance Consultant shall have provided a certificate in the form attached hereto as Schedule D;
(g)    the Company shall have delivered, and the Required Holders shall have approved, the first Annual Operating Budget, which shall cover the period from the Completion Date through the end of the full calendar year in which the Completion Date occurs in accordance with Section 9.5;
(h)    no Default or Event of Default shall have occurred and be continuing;
(i)    all representations and warranties of the Issuer Parties in the Note Documents shall be true and correct in all material respects (or if qualified by materiality, “Material Adverse Effect” or similar language, in all respects) on and as of such date; provided that to the extent such representation and warranties specifically refer to an earlier date, they shall be true and correct in all material respects (or if qualified by materiality, “Material Adverse Effect” or similar language, in all respects) as of such date;

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(j)    no casualty or condemnation event shall have occurred and not been resolved or corrected in accordance with the Depositary Agreement;
(k)    the Company shall have funded, or shall fund on the Completion Date, the Debt Service Reserve Account in cash or through the provision of an Acceptable Letter of Credit (as defined in the Depositary Agreement) in an amount equal to the DSR Required Amount (as defined in the Depositary Agreement); and
(l)    the Company shall have delivered a duly executed Notice of Completion in the form attached hereto as Schedule E.
“Completion Date” means the date that Completion is achieved, as certified by a Responsible Officer of the Company and confirmed by the Independent Engineer.
“Compressor Site” means the approximately 25 acre portion of the Owned Real Property located in Ouchita Parish, Louisiana on which the Project’s compressor station is located.
“Condemnation” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority relating to the Project or any portion thereof unless such taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action or proceeding is diligently contested in good faith by the applicable Issuer Party and during the period of such contest, the enforcement of any contested item is effectively stayed.
“Confidential Information” is defined in Section 21.
“Construction Account” has the meaning given in the Depositary Agreement.
“Construction Budget” means a budget setting forth all anticipated Project Costs through Completion delivered to the Purchasers on the Closing Date pursuant to Section 4.9(c), as the same may be amended, revised or modified from time to time in accordance with Section 10.18.
“Construction Services Agreement” means, that certain Construction Services Agreement dated as of January 29, 2016, by and between Pipe Line Constructors, LLC, a Nevada limited liability company, and Midla, as modified by (a) Change Order Request Form dated March 15, 2016, (b) Change Order Request Form dated May 19, 2016, and (c) the Consent and Agreement of even date herewith among Pipe Line Constructors, LLC, the Collateral Agent, and Midla.
“Contributing Guarantor” is defined in Section 11.2.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlled” has a correlative meaning.
“Control Agreement” has the meaning given in the Depositary Agreement.

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“Controlled Entity” means (a) any of the Subsidiaries of the applicable Issuer Party and any of their or the Issuer Party’s respective Controlled Affiliates and (b) if the applicable Issuer Party has a parent company, such parent company and its Controlled Affiliates.
“Counterpart Agreement” is defined in Section 9.10(a).
“Date Certain” means April 30, 2017.
“Debt” with respect to any Person means, at any time, without duplication (determined on a consolidated basis in accordance with GAAP):
(a)    indebtedness for borrowed money;
(b)    obligations arising pursuant to bankers’ acceptances (including payment, reimbursement, fees and other similar obligations in respect thereof) or letters of credit and letters of guarantee supporting obligations which would otherwise constitute Debt within the meaning of this definition;
(c)    obligations under Assurances, indemnities, assurances or other contingent obligations relating to the indebtedness for borrowed money of any other Person or the obligations of any other Person which would otherwise constitute Debt within the meaning of this definition and all other obligations incurred for the purpose of or having the effect of providing financial assistance to another Person in respect of indebtedness for borrowed money or such other Debt obligations, including endorsement of bills of exchange (other than for collection or deposit in the ordinary course of business);
(d)    all indebtedness representing the deferred purchase price of any property or services (other than trade payables not past due by more than 90 days incurred in the normal course of business) and all obligations created or arising under any conditional sales agreement, other title retention agreement or Capital Lease;
(e)    all indebtedness of others secured by a Lien on any asset of such Person;
(f)    all obligations under any Swap Contract; and
(g)    Capital Lease Obligations.
Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
“Debt Service” means, for any period (a) all interest payments, fees (including agency fees) and similar fees and charges (excluding, for clarity, any upfront or one-time fees or charges), and (b) all mandatory scheduled principal repayments.
“Debt Service Coverage Ratio” means, for any Test Period, the ratio of (a) Cash Flow Available for Debt Service for such Test Period to (b) Debt Service for such Test Period.

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“Debt Service Reserve Account” is defined in the Depositary Agreement.
“Default” means any event or condition which, with the giving of notice, lapse of time or on a declaration or determination being made (or any combination thereof), would constitute an Event of Default.
“Default Rate” means that rate of interest per annum that is 2.00% above the rate of interest stated in clause (a) of the first paragraph of the Notes.
“Delivery Interconnect Agreements” means, collectively, (a) the Interconnect Agreement dated as of April 19, 2016, by and between Midla and Tennessee Gas Pipeline Company, LLC, (b) the Reimbursement Agreement dated as of July 7, 2015, by and between Midla and Tennessee Gas Pipeline Company, LLC, and (c) the Delivery Interconnect Agreement, dated as of August 4, 2016, by and between American Midstream (Midla), LLC and Columbia Gulf Transmission, LLC.
“Depositary Accounts” has the meaning given in the Depositary Agreement.
“Depositary Agent” means Wells Fargo Bank, National Association, acting in its capacity as the depositary under the Depositary Agreement, or any successor thereto.
“Depositary Agreement” means the Depositary Agreement, dated as of the Closing Date, among the Issuer Parties, the Collateral Agent and the Depositary Agent.
“Disclosure Documents” is defined in Section 5.3.
“Disposition” means any sale, transfer, sale-leaseback transaction or other disposition in one transaction or a series of related transactions by any Issuer Party of assets or property or such Issuer Party.
“Disposition Proceeds” means proceeds resulting from any Disposition.
“Distribution” means, with respect to any Person, (a) the declaration and payment of distributions, dividends or any other payment made in cash, property, payment obligations or promissory notes (other than payments made by the issuance of other equity interests of such Person), in each case made with respect to the Capital Stock of such Person, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by such Person of, any portion of any Capital Stock of such Person; (b) any payment of the principal of, or interest or premium, if any, on, any Debt of such Person that is owed to any Affiliate or is expressly subordinated in right of payment to the Notes, other than scheduled payments and mandatory prepayments of principal and interest in accordance with the terms of such subordinated debt as in effect immediately prior to any event or circumstance that would block such payment pursuant to Section 10.12; and (c) any payment in respect of Taxes based on or measured by the net income of such Person.
“Distribution Account” has the meaning given in the Depositary Agreement.

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“Distribution Suspense Account” has the meaning given in the Depositary Agreement.
“Environmental Claims” shall mean, with respect to the Project or any applicable Person, any actions, suits, decrees, Liens, judgments, notices of noncompliance or violation, governmental investigations, governmental proceedings, removal or remedial actions or orders, penalties or damages (foreseeable and unforeseeable, including consequential and punitive penalties or damages) arising out of, based on or resulting from: (a) the presence or Release of Hazardous Materials at any location whether or not owned by any such Person; (b) any actual or alleged violation of Environmental Laws or any Permit issued pursuant to Environmental Laws; (c) in connection with any Hazardous Materials; or (d) in connection with any actual or alleged damage, injury, threat or harm to human health or safety or the environment (including natural resources).
“Environmental Consultant” means Environmental Resources Management, Inc.
“Environmental Laws” means any and all current, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, governmental authorizations, permits or any other legally enforceable requirements of Governmental Authorities relating to (a) environmental matters, including those relating to any Hazardous Material; and (b) occupational safety and health (to the extent related to exposure to Hazardous Materials) or the protection of human, plant or animal health or welfare.
“Equity Interests” means, for any Person, any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred equity interests, any limited or general partnership interest and any limited liability company membership interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
“Event of Default” is defined in Section 12.
“Event of Loss” means any loss of, destruction of or damage to, or any Condemnation or other taking of the Project or any portion thereof.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a holder or required to be withheld or deducted from a payment to a holder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such holder being a resident of, or organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Tax that is imposed on amounts payable to the holder pursuant to applicable laws in effect at the time the holder acquires an interest in a Note or changes its lending office, except in each case to the extent that, pursuant to Section 25.1, amounts with respect to such Taxes were payable to such holder’s assignor (if any) immediately before the assignment or to such holder

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immediately before it changed its lending office, (c) Taxes attributable to a holder’s failure to comply with the requirements set forth in Section 25.5, and (d) any U.S. federal withholding Tax imposed under FATCA.
“Fair Share” is defined in Section 11.2.
“Fair Share Contribution Amount” is defined in Section 11.2.
“FATCA” means sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
“FERC” means the Federal Energy Regulatory Commission.
“FERC Order” means the order issued by FERC on April 16, 2015 in Docket No. RP14-638-000 approving the Stipulation and Agreement between Midla and Atmos Energy Corporation and authorizing the abandonment of the Legacy System.
“Fitch” means Fitch Ratings Ltd., and its successors.
“Funding Guarantor” is defined in Section 11.2.
“Funds Flow Memorandum” means a memorandum describing in reasonable detail the uses of the proceeds of the Notes on the Closing Date delivered to the Purchasers pursuant to Section 4.3(a).
“GAAP” means, in respect of each Issuer Party, those generally accepted accounting principles which are in effect from time to time in the United States under which such Issuer Party is required or has elected (in accordance with such principles) to prepare its financial statements (but, solely for the purposes of determining compliance with Section 9 and Section 10, without giving effect to any change in GAAP after the Closing that would recharacterize any operating lease as a Capital Lease).
“Governmental Authority” means
(a)    the government of
(i)    the United States of America, or any state, or other political subdivision thereof, or
(ii)    any other jurisdiction in which any Issuer Party or any Subsidiary of an Issuer Party conducts all or any part of its business, or which asserts jurisdiction over the Project or any other properties of any Issuer Party or any Subsidiary of an Issuer Party, or

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(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guaranty” means the guaranty of each Guarantor set forth in Section 11.
“Guaranteed Obligations” is defined in Section 11.1.
“Guarantor” means any Subsidiary Guarantor, in each case until such Person shall cease to be a Guarantor in compliance with the provisions of this Agreement.
“Hazardous Materials” means: (a) any chemical, material, substance or waste that is now or (other than with respect to the Issuer Parties’ representation in Section 5.25(d)) hereafter becomes defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law; (b) any petroleum or petroleum byproducts, flammable materials, explosives, radioactive materials, friable asbestos or asbestos-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls (PCBs);and (c) any other chemical, material, substance or waste which is regulated under any Environmental Law.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1, provided, however, that if such Person is a nominee, then for the purposes of Section 7, Section 13, Section 18.2, Section 19 and Section 25 and any related definitions in this Schedule B, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.
“INHAM Exemption” is defined in Section 6.2(e).
“Indemnified Taxes” means Taxes imposed on, or with respect to, any payments made by or on account of any obligation of any Issuer Party under any Note Document, other than Excluded Taxes.
“Independent Engineer” means E3 Consulting Services, LLC.
“Independent Engineer Report” means the initial reports from the Independent Engineer addressed to the Placement Agents and Purchasers addressing the matters referred to herein.
“Insurance Consultant” means the Houston Series of Lockton Companies, LLC.
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker

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or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Capital Stock of another Person; (b) the making of any advance, loan or capital contribution to, or the purchase or other acquisition of any other Debt of, or equity participation or interest in, any other Person (but excluding any such advance or loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory, services or supplies sold by such Person in the ordinary course of business); or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. Notwithstanding the foregoing, the following shall not constitute Investments: (i) accounts or notes receivable arising from the grant of trade credit or the purchase of assets and services in the ordinary course of business; (ii) advances in the form of prepayment fees and expenses so long as such expenses are being paid in accordance with customary trade terms of the Issuer Parties; (iii) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors in the ordinary course of business; (iv) investments received in satisfaction or partial satisfaction thereof from account debtors and other credits to suppliers in the ordinary course of business arising from the settlement of delinquent obligations or disputes; (v) pledges and deposits of cash earnest money and endorsements of negotiable instruments in connection with Investments that are otherwise permitted under Section 10.11; (vi) loans and advances to officers, directors, employees and consultants (A) for business travel, entertainment, relocation and analogous ordinary business purposes and (B) in connection with such officer’s, director’s, employee’s or consultant’s purchase of Capital Stock of an Issuer Party (or any direct or indirect parent thereof); and (vii) investments in stock, obligations or securities received in settlement of debts received as satisfaction or potential satisfaction of such debts or as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of an Issuer Party.
“Issuer Parties” is defined in the introductory paragraph to this Agreement.
“Lease” means an agreement, whether a lease, sublease, license or other occupancy agreement (in each case, including all amendments, modifications and other supplements thereto), pursuant to which any Issuer Subsidiary has been granted rights to Leased Real Property.
“Leased Real Property” means all real property that is leased, subleased, licensed or otherwise occupied by an Issuer Subsidiary (other than pursuant to a Right of Way).
“Legacy System” is defined in the definition of Project.
“Legal Requirements” means, as to any Person, any requirement under a Permit or any Governmental Rule including Environmental Laws, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties is subject, and those laws related to the safe design, operation and maintenance of pipelines, and the decommissioning or abandonment of the Legacy System, in any manner applicable to the Project, the Site or the Issuer Parties.

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“Lien” means, with respect to any Person, property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance of any kind, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
“Loss Proceeds” means insurance proceeds, condemnation awards or other compensation, awards, damages and other payments or relief (exclusive, in each case, of the proceeds of liability insurance and business interruption insurance and other payments for interruption of operations) with respect to any Event of Loss.
“Make-Whole Amount” is defined in Section 8.8.
“Make-Whole Event” is defined in Section 8.3(b).
“Major Offtake Agreements” means collectively (a) that certain Firm Service Agreement, dated as of June 27, 2015, by and between Midla and the Louisiana Municipal Gas Authority, (b) that certain Firm Service Agreement, dated as of June 25, 2015, by and between Midla and BASF Corporation, (c) that certain Firm Service Agreement, dated as of June 29, 2015, by and between Midla and Atmos Energy Corporation, (d) that certain Firm Service Agreement, dated as of June 29, 2015, by and between Midla and Atmos Energy Corporation, (e) that certain Firm Gas Transportation Agreement dated June 31, 2015 between MLGT and Sequent Energy Management, L.P. (as assignee of Enbridge Marketing (US), LP), as amended by the Amendatory Agreement to the Firm Transportation Agreement (FTS-MLG-0003), entered into of November 1, 2015, and as further amended by the Amendatory Agreement to the Firm Agreement (FTS-MLG-003), entered into as of December 7, 2015, (f) that certain Firm Gas Transportation Agreement dated July 31, 2015 between MLGT and Sequent Energy Management, L.P. (as assignee of Enbridge Marketing (US), LP), (g) that certain Amended and Restated Gas Purchase Contract, between EnerVest Monroe Marketing, LTD, and Enbridge Marketing (U.S.) LLP, dated as of January 1, 2003 (as further amended by the Amendment to Gas Purchase Contract, dated as of November 1, 2005, by and between Enbridge Marketing (U.S.) L.P. and EnerVest Monroe Marketing, Ltd., as further amended by the Second Amendment to Gas Purchase Contract, by and between Midla, as successor to Enbridge Marketing (U.S.) LLP and EnerVest Monroe Marketing, Ltd., and as further amended from time to time), (h) that certain Service Agreement, dated April 1, 2014, between Midla and Entergy Arkansas, Inc., (i) that certain Service Agreement, dated April 1, 2014, between Midla and Entergy Gulf States Louisiana LLC and (j) that certain Interconnection and Transportation Agreement dated January 9, 2001 between Midla (as assignee of American Midstream (SIGCO Intrastate), LLC, formerly known as Enbridge MLGT Pipelines (SIGCO Intrastate) L.L.C. and successor-in-interest to Southern Industrial Gas Corporation) and Entergy Arkansas, Inc. and Entergy Louisiana, LLC (each as an assignee of Dynegy Power Marketing, Inc.).
“Material Adverse Effect” means a material adverse change in, or a material adverse effect on, (a) the business, operations, condition (financial or otherwise), assets or properties of the Issuer Parties, taken as a whole, (b) the ability of the Issuer Parties, taken as a whole, to perform their obligations under this Agreement and the other Note Documents, (c) the validity, perfection or effectiveness of the security interests in any material portion of the Collateral granted under any

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Security Document, or (d) the validity or the enforceability of the material rights and remedies of the Purchasers under the Note Documents or the validity or enforceability of the Material Project Contracts.
“Material Project Contracts” means the following material contracts executed by the Company relating to the Project, as such agreements have been amended, modified or supplemented: (a) each Major Offtake Agreement; (b) the Construction Services Agreement; (c) the O&M Agreements; (d) the Settlement Agreement, (e) Delivery Interconnect Agreements, (f) any replacement of any of the foregoing documents and (g) any additional Project Contract entered into on or after the Closing Date that provides for the payment to or by an Issuer Party of, or the provision to or by an Issuer Party of, goods or services with a value in excess of $500,000 in any calendar year or $1,000,000 for the term of such Project Contract other than any agreements in respect of Permitted Debt and any related Permitted Encumbrances, contracts for the purchase of insurance required by the Note Documents, contracts in respect of the decommissioning or abandonment of the Legacy System solely to the extent all obligations thereunder are paid directly by a Person other than an Issuer Party or all obligations of the Issuer Parties thereunder are indemnified and reimbursed by an Affiliate that is not an Issuer Party pursuant to the O&M Agreements, or documents in respect of Permitted Investments.
“Maturity Date” is defined in the first paragraph of each Note.
“Memorandum” is defined in Section 5.3.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Mortgage” means, collectively, (i) that certain Mortgage, Assignment of Leases and Rents and Security Agreement by Midla to the Collateral Agent (the “Louisiana Mortgage”) and (ii) that certain Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents and Leases made by Midla to the trustee named therein for the benefit of the Collateral Agent (the “Mississippi Mortgage”).
“Mortgaged Property” means, collectively, the “Mortgaged Property” as defined in the Louisiana Mortgage and the “Mortgaged Property” as defined in the Mississippi Mortgage.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“Natchez Pipeline” is defined in the definition of Project.
“NFIP” is defined in Section 4.24(b).
“NGA” is defined in Section 5.19.
“Net Available Amount” means:

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(a)in case of any Event of Loss, the aggregate amount of Loss Proceeds received by any Issuer Party in respect of such Event of Loss, net of (i) costs and expenses incurred by such Issuer Party in connection with the enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to the receipt or collection of such amount (including reasonable legal and accounting fees and expenses paid or payable as a result thereof); and
(b)in the case of any Disposition, the aggregate amount of Disposition Proceeds received by any Issuer Party in respect of such Disposition, net of (i) costs and expenses incurred by such Issuer Party in connection with the enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to such Disposition (including reasonable legal and accounting fees and expenses paid or payable as a result thereof), (ii) any Taxes payable by the Issuer Parties in connection with such Disposition, (iii) amounts required to be applied to the repayment of Debt secured by a Lien on the properties or assets that were the subject of such Disposition, or Debt (other than Debt that is subordinated in right of payment to the Notes) which must by its terms be repaid as a result of such Disposition and (iv) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets, for indemnification obligations of the Issuer Parties or any of their Subsidiaries in connection with such Disposition or for other liabilities associated with such Disposition and retained by the Issuer Parties or any of their Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case the Net Available Amount shall include only the amount of the reserve so reversed or the amount returned to the Issuer Parties or their Subsidiaries from such escrow arrangement, as the case may be.
“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by any Issuer Party or any Subsidiary primarily for the benefit of employees of any Issuer Party or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
“Note Documents” means this Agreement, the Notes, the Security Documents and any Counterpart Agreement, collectively.
“Notes” is defined in Section 1.
“NRSRO” means a nationally recognized statistical rating organization, as determined from time to time by the SEC.
“O&M Agreement” means (i) the Operating and Administrative Management Agreement between Operator and Midla, dated September 30, 2016 and (ii) the Operating and Administrative Management Agreement between Operator and MLGT, dated September 30, 2016
“O&M Costs” means for any period, cash amounts incurred and paid by the Issuer Parties for the administration, operation and maintenance of the Project (including capital expenditures permitted hereunder) for the purchase of goods and services in connection therewith,

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including general and administrative expenses, all other fees and expenses necessary for the continued maintenance and operation of the Project and the conduct of the businesses of the Issuer Parties and cash Taxes, but excluding in all cases, non-cash charges and other bookkeeping entries of a similar nature and costs incurred with respect to Debt of the Issuer Parties, distributions to Affiliates of the Issuer Parties except as permitted under this Agreement, payments for restoration or repair of the Project from the Loss Proceeds Account (as defined in the Depositary Agreement), Project Costs and any other payments expressly contemplated to be paid from a Depositary Account other than the Revenue Account or the O&M Account (as defined in the Depositary Agreement).
“Obligations” means all indebtedness, liabilities and obligations of every nature of each Issuer Party owing under the Note Documents, including obligations from time to time owed to the Placement Agent, Purchasers or holders under the Note Documents, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Issuer Party, would have accrued on any Obligation, whether or not a claim is allowed against such Issuer Party for such interest in the related bankruptcy proceeding), Make-Whole Amounts, fees, expenses, indemnification or otherwise.
“Obligee Guarantor” is defined in Section 11.7.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of an Issuer Party whose responsibilities extend to the subject matter of such certificate.
“Offtake Agreements” means the Major Offtake Agreements and each firm service, transportation or agreement for the transportation of natural gas on the Natchez Pipeline, to which any Issuer Party is a party. A list of the Offtake Agreements as of the Closing Date is set forth on Schedule F.
“Operator” means American Midstream, LLC, or any other counterparty to any O&M Agreement approved in accordance with this Agreement.
“Organizational Documents” means, as to any Person, the articles of formation or incorporation, bylaws, operating agreement, partnership agreement, or other organizational or governing documents of such Person.
“Other Connection Taxes” means, with respect to any holder, Taxes imposed as a result of a present or former connection between such holder and the jurisdiction imposing such Tax (other than connections arising from such holder having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any Note or Note Document).

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“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing, transfer or similar Taxes arising from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment or any other Excluded Taxes.
“Owned Real Property” means all real property that is owned by any Issuer Subsidiary other than the Leased Real Property and the Right of Way Property.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Permit” means, at any point in time, the licenses, consents, permits, certifications, confirmations, registrations and approvals issued by a Governmental Authority under applicable laws and regulations (including under Environmental Laws) and then required to be held by the Issuer Parties or on its behalf by its authorized agents, representatives, contractors or subcontractors for the development, construction and operation of the Project and the decommissioning or abandonment of the Legacy System.

“Permitted Debt” means, collectively, the following:
(a)    Debt or other obligations incurred under the Note Documents;
(b) Debt or other obligations incurred pursuant to the terms of a Project Contract (but not for borrowed money), either not more than 90 days past due or being contested in good faith;
(c) trade or other similar Debt incurred in the ordinary course of business (but not for borrowed money), either not more than 90 days past due or being contested in good faith;
(d) contingent liabilities of the Issuer Parties incurred in the ordinary course of business (to the extent it does not involve advance or deferred payment for a period of more than six months after the incurrence thereof), to the extent otherwise constituting Debt, including those relating to (i) the acquisition of goods, supplies or merchandise in the normal course of business or normal trade credit, (ii) the endorsement of negotiable instruments received in the normal course of its business, and (iii) contingent liabilities incurred with respect to any material Permit, Note Document or Project Contract;
(e) Capital Lease Obligations and any other Debt of any Issuer Party (including Purchase Money Obligations incurred by any Issuer Party to finance the purchase price of discrete items of equipment that extend only to the equipment being financed) in an aggregate amount of secured principal not exceeding $1,000,000 at any one time outstanding;
(f) obligations of any Issuer Party in respect of performance bonds, bid bonds, surety bonds, completion guarantees, or similar instruments in an aggregate amount not exceeding $1,000,000 at any one time outstanding;

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(g) to the extent constituting Debt, Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that the Debt described in this clause (g) is extinguished within 15 Business Days after any Issuer Party has notice of its incurrence;
(h) Debt in respect of employee credit card programs, netting services, automated clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;
(i) unsecured Debt of any Issuing Party to another Issuing Party; and
(k) other unsecured Debt incurred in the ordinary course of business in an amount not to exceed $1,000,000.
“Permitted Encumbrances” means, collectively, the following:
(a)the Lien of the Collateral Agent for the benefit of the holders of the Notes as provided in the Security Documents;
(b)Liens in respect of Purchase Money Obligations or Capital Lease Obligations permitted by clause (e) of the definition of Permitted Debt;
(c)Liens in connection with worker’s compensation, unemployment insurance, social security and other similar laws (including pledges or deposits securing liability insurance carriers under insurance or self-insurance arrangements), Liens to secure performance bids, tenders, trade, government or other similar contracts, obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, or other Liens of like general nature, in any such case incurred in the ordinary course of business and not in connection with the creation or incurrence of Debt;
(d)judgment Liens in existence for less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by adequate reserves or bonds or by insurance maintained with responsible insurance companies and that do not in the aggregate materially impair the use of the property or assets of the Issuer Parties or materially detract from the value of such property or assets for the purpose of the Issuer Parties’ business;
(e)mechanics’, workmens’, materialmens’, attorneys’, landlords’, carriers’ or other similar Liens arising in the ordinary course of business and not in connection with the creation or incurrence of Debt and which (i) do not in the aggregate materially detract from the value of the property or assets to which they are attached or materially impair the construction or use thereof, and (ii) are either for amounts not yet due or for amounts being contested in good faith by appropriate proceedings; provided that (A) a bond or other security has been posted or provided in such manner and amount as to assure that any amounts determined to be due will be promptly paid in full when such contest is determined and the applicable property shall not be at risk of being forfeited or (B) adequate cash reserves are established;

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(f)Liens for Taxes not required to be paid pursuant to Section 9.7;
(g)Liens and encumbrances arising by operation of law for amounts not yet due or in each case for amounts being contested in good faith, provided adequate reserves are established in accordance with GAAP;
(h)customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code in favor of banks or other financial institutions where an Issuer Party or any Subsidiary thereof maintains deposits in the ordinary course of business, which are not created with the intention of effectively securing debt;
(i)Liens constituting (A) survey restrictions, encumbrances in the nature of zoning restrictions, easement, encroachments, covenants, rights-of-way, defects, irregularities and rights or restrictions of record on the title or use of real property that, individually or in the aggregate, do not detract in any material respect from the value or use of the property encumbered thereby or the use or operation of the Project and (B) leases, subleases, licenses, sublicenses granted to others in the ordinary course of business and Liens covering property subject to any lease which was not entered into in violation of this Agreement securing the interest of the lessor or other Person under such lease that, individually or in the aggregate, do not detract in any material respect from the value or use of the property encumbered thereby or the use or operation of the Project; and
(a)    other Liens not otherwise permitted by the foregoing clauses (a) through (j) so long as at the time of the granting of such Liens, the aggregate outstanding principal amount of the obligations secured by Liens pursuant to this clause outstanding at any time does not exceed $1,000,000.
“Permitted Investments” means, collectively, the following:
(a)    direct obligations of the United States of America or any agency thereof or obligations guaranteed by the Government of the United States of America or any agency thereof, in each case with maturities not exceeding one year;
(b)    time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof having capital, surplus and undivided profits in excess of $1,000,000,000 and whose long-term unsecured debt, or whose parent holding company’s long-term unsecured debt, is rated “A” (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);
(c)    fully secured repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;
(d)    commercial paper, maturing not more than 270 days after the date of creation, issued by a corporation (other than an Affiliate of any Issuer Party) organized and in existence under the laws of the United States of America given the highest rating by S&P or Moody’s;

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(e)    tax-exempt obligations of any state of the United States of America (or any municipality of any such state) rated “AA” (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined for purposes of applicable securities laws);
(f)    money market funds rated in the highest category by S&P and Moody’s; and
(g)    cash.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Pipeline Revenue” means without duplication, all cash receipts of the Issuer Parties derived from the ownership and operation of the Project during the applicable period, including (a) payments received under the Offtake Agreements, (b) investment income earned on Permitted Investments held in the Depositary Accounts, to the extent deposited into the Revenue Account under the Depositary Agreement, (c) the proceeds from business interruption insurance and other payments received for interruption of operations or damage to the Project during the applicable period and (d) all other income or revenue, however earned or received, of the Issuer Parties that is not required to be deposited into a Depositary Account other than the Revenue Account in accordance with the Note Documents, but excluding (i) receipts derived from Dispositions, (ii) insurance proceeds other than as provided above, (iii) liquidated damages, (iv) Loss Proceeds of Condemnation awards, (v) proceeds of Debt issuances, and (vi) proceeds of equity contributions.
“Placement Agent” means Morgan Stanley Senior Funding, Inc.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Pledge Agreement” means the Pledge Agreement, dated as of the Closing Date, between the Pledgor and the Collateral Agent.
“Pledged Collateral” means the Equity Interests (and related assets) pledged pursuant to the Pledge Agreement and the Security Agreement.
“Pledgor” means American Midstream Midla Financing Holdings, LLC, a Delaware limited liability company.
“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.
“Principal Payment Date” means the last Business Day of each March, June, September and December occurring on and after June 30, 2017.

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“Project” means, collectively, (a) the construction of a new 52-mile pipeline from Winnsboro, LA to Natchez, MS (the “Natchez Pipeline”), (b) the abandonment of approximately 350 miles of pipeline and provision of alternative services (the “Legacy System”) and associated requirements as set forth in the FERC Order and the Settlement Agreement (such services to be performed by Operator pursuant to the O&M Agreements), (c) the move of Baton Rouge operations to American Midstream’s MLGT system, a high-pressure intrastate supply header for industrial end users in Baton Rouge; (d) the reconfiguration of the Desaird compression system; and (e) all ancillary facilities related to any of the foregoing and all rights and property associated therewith.
“Project Contracts” means the Material Project Contracts, each other Offtake Agreement and each other agreement related to the development, construction, operation, maintenance, management, administration, ownership or use of the Project, sale of transportation capacity, and real property rights and interests relating to the Project, in each case, entered into by, or assigned to, any Issuer Party.
“Project Costs” means the following costs and expenses incurred or to be incurred on or prior to the Completion Date in connection with the ownership, acquisition, development, design, engineering, procurement, construction, installation, equipping, assembly, inspection, testing, completion, start-up, operation and financing of the Project, in accordance with (and to the extent provided in) the Construction Budget (without duplication):
(c)    all amounts payable under the Construction Service Agreement and the other Project Contracts (including any reserves established for the payment of punch list items and other remaining costs pursuant to the Depositary Agreement), any contractor bonuses, site leasing and preparation costs, any interconnection costs payable by the Issuer Parties, costs related to acquisition, development and construction of facilities for the receipt of natural gas, water and other inputs to, and all other amounts payable under the Project Contracts prior to Completion, including the contingency provided for in the Construction Budget;
(d)    financing, advisory, legal, accounting and other fees related to (i) the consummation of the transactions under this Agreement on the Closing Date or (ii) the Project to the extent incurred or expected to be incurred on or prior to Completion;
(e)    all other Project-related costs, development costs, management services fees and expenses and costs and expenses, in each case, to complete the construction and financing of the Project;
(f)    contingency funds, required reserves, start-up costs and initial working capital costs; and
(g)    the funding of the Supplemental Debt Service Reserve Account on the Closing Date;
provided, that Project Costs shall not include costs incurred in connection with the abandonment and decommissioning of the Legacy System to the extent such costs are paid directly by or reimbursed by an Affiliate that is not an Issuer Party pursuant to the O&M Agreements.

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“Project Schedule” means a schedule setting forth the expected schedule and milestones for construction of the Project through the Completion Date delivered to the Purchasers pursuant to Section 4.9(c).
“Projected Debt Service Coverage Ratio” means, for any period, the ratio of (a) Cash Flow Available for Debt Service projected for such period, as contemplated by the Base Case Model and based upon reasonable projections made by the Company incorporating the updated Annual Operating Budget and any new information available to the Issuer Parties to (b) all Debt Service projected to be paid during such period.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“Prudent Industry Practices” means at a particular time, those practices, methods, standards and procedures, of which there may be more than one, as are commonly used by a material portion of the natural gas pipeline industry in the United States with respect to natural gas pipelines of a type and size similar to the Project that, at such time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, would reasonably have been expected to accomplish the desired result consistent with good business practices, including due consideration of the Project’s reliability, environmental compliance, economy, safety and expedition.
“PTE” is defined in Section 6.2(a).
“Purchase Money Obligations” means any monetary obligation incurred to finance (within 270 days after), or created or assumed as part of, the acquisition, construction or improvement of any fixed or capital asset, whether or not secured, and any extensions, renewals or refundings of any such obligation; provided that the principal amount of such obligation outstanding on the date of such extension, renewal or refunding is not increased; provided further that any security given in respect of such obligation shall not extend to any property other than the property acquired in connection with which such obligation was created or assumed and fixed improvements, if any, erected or constructed thereon and the proceeds thereof.
“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 14.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 14.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.
“QPAM Exemption” is defined in Section 6.2(d).
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“Recipient” is defined in Section 21.
“Remedial Action Plan” is defined in Section 12(n).

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“Rejection Notice” is defined in Section 8.4.
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or an affiliate of such holder or such investment advisor.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
“Replacement Sponsor” means any Person that (a) has, is a direct or indirect subsidiary of a Person that has, or has its obligations guaranteed by a Person that has, a tangible net worth, assets under management, uncalled capital commitments or, to the extent its securities are publicly traded, equity value of at least $100,000,000 and (b) has owned and operated, for at least three years, one or more natural gas pipelines at least 300 miles in the United States or has contracted with a qualified operator with such experience.
“Required Holders” means at any time on or after the Closing, the holders of at least a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Issuer Parties or any of their respective Affiliates).
“Responsible Officer” means any Senior Financial Officer and any other officer of the applicable Issuer Party.
“Revenue Account” has the meaning given in the Depositary Agreement.
“Right of Way” means any usufruct, easement, right of way, purchase agreement or other right created or entered into with respect of land where the Project will be constructed, but excluding any temporary right of occupation pursuant to a personal (non-real property) right.
”Right of Way Property” means all real property to which any Issuer Party has rights pursuant to a Right of Way.
“ROW Schedule” means the ROW Schedule delivered by the Issuer Parties to the Purchasers pursuant to Section 4.9(d).
“S&P” means Standard and Poor’s Rating Services, Inc., a division of The McGraw-Hill Companies, Inc., and its successors.
“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.
“Secured Parties” is defined in the Security Agreement.
“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

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“Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, among the Company, the Subsidiary Guarantors and the Collateral Agent.
“Security Documents” means the Pledge Agreement, the Security Agreement, the Depositary Agreement, the Mortgage, the Collateral Agency Agreement, the Control Agreements, any consents to collateral assignment with respect to the Project Contracts and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Debt” means Debt of the Issuer Parties (including, for the avoidance of doubt, their respective consolidated Subsidiaries) other than Debt that is subordinated to the Notes.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the applicable Issuer Party.
“Settlement Agreement” means the Stipulation and Agreement filed by Midla on December 11, 2014 with the Federal Energy Regulatory Commission, as approved by the Order Approving Uncontested Settlement, issued on April 16, 2015.
“Site” means, collectively, the “Site” as defined in the Louisiana Mortgage and the “Site” as defined in the Mississippi Mortgage.
“Solvent” means, with respect to each Issuer Party, that, as of the time calculated, (a) the fair value of the assets of such Issuer Party exceeds the debts and liabilities, direct, subordinated, contingent or otherwise, of such Issuer Party, (b) the Issuer Party has not incurred and does not intend to incur, debt beyond its ability to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (after giving effect to any Assurance and credit support), and (c) such Issuer Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the date of Closing. For purposes of this definition, (x) “ability to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (after giving effect to any Assurance and credit support)” shall mean that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due, and (y) the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Source” is defined in Section 6.2.
“Sponsor” means American Midstream Partners, LP.
“Subsidiary” means, with respect to any Person:

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(a)    any corporation of which at least a majority of the outstanding shares having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of any other class or classes of such corporation might have voting power by reason of the happening of any contingency, unless the contingency has occurred and then only for as long as it continues) is at the time directly, indirectly or beneficially owned or controlled by such Person or one or more of its Subsidiaries, or such Person and one or more of its Subsidiaries;
(b)    any partnership of which, at the time, such Person, or one or more of its Subsidiaries, or such Person and one or more of its Subsidiaries: (i) directly, indirectly or beneficially own or control more than 50% of the income, capital, beneficial or ownership interests (however designated) thereof; and (ii) is a general partner, in the case of limited partnerships, or is a partner or has authority to bind the partnership, in all other cases; or
(c)    or any other Person of which at least a majority of the income, capital, beneficial or ownership interests (however designated) are at the time directly, indirectly or beneficially owned or controlled by such Person, or one or more of its Subsidiaries, or such Person and one or more of its Subsidiaries;
provided that, unless otherwise expressly provided or the context otherwise requires, references herein to “Subsidiary” or “Subsidiaries” shall be and shall be deemed to be references to Subsidiaries of the applicable Issuer Party.
“Subsidiary Guarantor” is defined in Section 9.10.
“Substitute Purchaser” is defined in Section 22.
“Supplemental Debt Service Reserve Account” is defined in the Depository Agreement.
“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.
“Tax Prepayment Notice” is defined in Section 8.4.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

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“Test Period” means, at any date of determination, the most recently completed four (4) consecutive fiscal quarters of the Company, ending on the most recent to occur of the last day of March, June, September or December.
“Title Insurer” means Stewart Title Guaranty Company.
“Title Policy” is defined in Section 4.26.
“Total Loss” shall mean a total loss or “constructive total loss”, destruction or damage with respect to the Property of any Issuer Party affecting all or substantially all of the Project.
“Transaction Documents” means the Note Documents and the Material Project Contracts.
“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.
“Uniform Commercial Code” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.
“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

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